UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 3 TO
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Webdigs, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		11-3820796 (I.R.S. Employer Identification No.)
3433 Broadway Street NE, Suite 501 Minneapolis, Minnesota (Address of principal executive offices)		55413 (Zip code)
(612) 767-3854 (Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(g) of the Act: Common stock, $0.001 par value per share.

Securities to be registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 if the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

ITEM 1. DESCRIPTION OF BUSINESS

Overview of our Business and its History

Webdigs, Inc. (the “Company,” “Webdigs,” “we” or “us”) attempts to combine the power of the web, along with proprietary technology and trained real estate agents and mortgage brokers, to deliver a real estate buying and selling experience at a price that we expect to be significantly lower than that of the traditional “full-commission” real estate broker model. Statistics indicate that consumers are becoming more involved in aspects of real estate transactions that were once almost entirely performed by real estate agents. For example, according to the 2007 National Association of Realtors “Profile of Home Buyers and Sellers,” a survey of 7,800 home buyers and sellers indicated that 84% of home buyers used the Internet in searching for a home, up from 80% in the 2006 survey, 77% in the 2005 survey, 74% in the 2004 survey and 71% in the 2003 survey. (2005 Profile of Home Buyers and Home Sellers NAR Exhibit 3-8, Use of Internet to Search for Homes, 2003-2005 and NAR Article 11/13/2007 by Walt Molony Page 2, Para 7.) Because this most basic aspect of buying a home (i.e., searching for potential listings) can be, and is now, performed in significant part by consumers themselves, we believe that more homeowners will be interested in exploring an alternative form of real estate brokerage that recognizes the increased burden and efforts undertaken by consumers and the correspondingly diminished role of the traditional real estate agent - most notably by paying less of a commission to their real estate broker.

Webdigs offers home search, purchase and sale capabilities through the internet. We believe consumers can use our website to search the MLS in new and effective ways that we believe are not presently available on other real estate search, purchase and sale sites. For example, our website permits users to browse real estate listings geographically by viewing listings on a map, and also permits users to view property summaries and details simultaneously with the mapping feature. We have built our site from the ground up, utilizing the MLS as a database and interfacing with it using our custom-built, proprietary, data-mining software. As with all internet- and software-related businesses, we expect to continue to evaluate and upgrade the interface and performance of our website and related software.

We have been operating since July 2007 in the Twin-Cities (Minneapolis-St. Paul) metropolitan area and since November 2007 in south Florida. Currently, we believe that market expansion opportunities exist in St. Louis, Dallas-Fort Worth, Las Vegas, Denver, Detroit, Boston, New York City, Atlanta, Philadelphia, Phoenix, Austin and Chicago, and in portions of Canada. Nevertheless, we currently have no firm plans or commitments to commence operations in those other markets.

Through our wholly owned subsidiary, Marquest Financial, Inc., we also offer  integrated mortgage brokerage services to our customers. Although the mortgage brokerage business is a separate operation, we believe that its close alignment and affiliation with Webdigs enables us to make the administration of the entire home-buying process less time consuming than that ordinarily involved with traditional full-fee real estate and mortgage brokers.

Background and Industry Trends

We believe that the real estate market is undergoing a dramatic change not dissimilar to that previously experienced by traditional stock brokerages. We believe that  the most critical aspect driving this change is the advent of the internet as a tool for searching for and researching real estate, eliminating the commitments of time and expense involved with visiting multiple properties in person.  According to the National Association of Realtors' 2006 "Profile of Home Buyers and Sellers," the percentage of home buyers using the internet to search for homes increased from approximately 2% in 1995 to 80% in 2006. In addition, home sellers can use the internet to check home valuations, track the housing market and research comparable sales information.

As indicated above, according to the 2006 National Association of Realtors “Profile of Home Buyers and Sellers,” a survey of 7,800 home buyers and sellers indicated that 80% of home buyers used the Internet in searching for a home, up from 77% in the 2005 survey and up from 74% in the 2004 survey. Today, and on multiple internet sites relating to real estate, home sellers can use the Internet to check home valuations, track the activity in the housing market, and research comparable sales information; and home buyers can use the Internet to search for available home listings from their homes, often (especially in the case of listings with pictures) without incurring the time and effort of visiting multiple locations in person.

The increased of use of technology throughout the entire process of a residential real estate transaction is also an important development in the real estate market. For instance, electronic communication and electronic data storage permits a real estate brokerage to quickly reproduce standard real estate transaction documents, store such documents and store other important information about customers and properties, and communicate quickly with other parties involved in real estate transactions (e.g., title companies, insurers, surveyors, inspectors and governmental agencies), all of which permits increased efficiencies in the process of buying and selling a home. The technological changes and developments in particular generally make it possible to effect a greater volume of transactions with less amount of effort and expense.

Despite these changes in the amount and availability of information to consumers, and their actual use of such information, the diminished role or importance of real estate agents in certain aspects of the residential real estate transaction process, and the increased efficiencies afforded by information and communication technologies, we believe that the traditional model under which residential real estate agents operate, has changed very little. For example, home sellers are still being charged 6-7% in real estate commisions and agents still fill out purchase agreements and other paper work and then drive these around for signatures.

We believe the technological developments in the real estate market, and the increased amount of information available to and used by ordinary consumers, appear to be circumstances that are similar to those developments that eventually gave rise to the non-traditional stock brokerages which have intruded upon the market dominance of traditional stock brokerages over the past two decades. For example, we note that the non-traditional stock brokerages developed their services and products to compete primarily on the bases of price, consumer effort and technology. Their websites such as TDAmertrade or e-Trade, provide not only trading capacity for the average consumer, but also a tremendous amount of information about companies. In this regard, we note that there has recently been a proliferation of various Internet-related real estate businesses that seek to provide either specific and limited services or information relating to residential real estate transactions (e.g., ForSaleByOwner.com, BuyOwner.com and Zillow.com), in addition to businesses that seek to replace entirely the services that traditional real estate brokerages perform (e.g., ZipRealty, iNest Realty and Redfin Corporation). Like the non-traditional stock brokerages, these businesses typically rely on consumer effort, technology and price as the bases for competition.

Our Business Model, Products and Services

General

We are a full-service real estate brokerage primarily for residential home buyers and sellers. We utilize the internet, proprietary technology and efficient business processes to attempt to deliver significant savings to our home sellers and rewards to our home buyers over the traditional “full commission” brokerage model.  We attempt to emphasize client service, when and as needed or requested by our clients, to separate us from other discount brokerage models; and we attempt to provide efficiency and cost savings that will differentiate us from traditional brokerage models.

Through subsidiary entities, we offer all services normally associated with a typical residential real estate transaction, including mortgage and insurance brokerage services. Our mortgage brokerage services are offered through our wholly owned subsidiary Marquest Financial, Inc.

Currently, we market to potential customers principally through the internet, print advertising, television, radio, billboards, a variety of other media and word of mouth. Business with and on behalf of customers is transacted in person and through the internet. We currently offer our services in the Minneapolis-St. Paul metropolitan area of Minnesota, and in southwest Florida. We are licensed to effect real estate transactions in Minnesota, Wisconsin, Colorado and Florida.

Services for Home Buyers

We provide home buyers with a number of services. Through our website at www.webdigs.com, home buyers can search our database of MLS listings, schedule home visits, make offers and monitor the offer and counteroffer process. Our licensed real estate agents, working from our offices, assist buyers by preparing offers, counteroffers and other real estate documents, negotiating purchase contracts and preparing for closings.

On our website, home buyers can view open house schedules and schedule home showings. When our buyer is ready to make a purchase offer, he or she submits the terms of the offer through our website or directly to our agent. Our agent calls the buyer to discuss the offer and prepares the offer documents. Our agent presents the buyer’s offer to the listing agent and a series of negotiations and counteroffers often ensues. Our agents support the buyer at each step of this negotiating process, until the purchase contract is signed. Our software tracks the offer history for the property.

Normally, after a contract is accepted our licensed agents work closely with the buyer through the contingency period, when the buyer has a home inspection and arranges home financing. After a closing, we pay our clients by check within 14 days. Our payments, characterized as rebates of sales commissions, are generally two-thirds of the commission we receive from a transaction.

As of August 15, 2008, our home buying clients have:

•	submitted to us more than 1,000 requests for us to schedule a personal visit of a property

•	submitted to us more than 240 requests to prepare purchase offers

•	had over 60 accepted offers to purchase properties, and

•	closed over 55 purchases of properties.

Services for Home Sellers

We provide our home sellers with Northstar MLS listings for a flat fee of $3,000 that is paid at closing. The Northstar MLS contains listings from Minnesota, portions of western Wisconsin, northern Iowa, and eastern North and South Dakota. Our listings also appear on Realtor.com and 14 other national home-listing websites.

In addition to providing home sellers with a home listing, Webdigs arranges for  virtual home tours of our sellers’ homes so that the resulting virtual tour may become a part of the listing on our website. To assist with the pricing of a seller’s home, we provide a comparative market analysis to the seller and individual consultation on pricing strategies. Finally, we also provide a range of individual strategies for readying a seller’s home for sale, including appropriately staging the home. All of these sell-side services are furthered by our marketing and advertising campaign designed to drive traffic to our website.

As of August 15, 2008, our home selling clients have listed over 100 homes with us since inception.

Additional Services

We also provide services that are complementary to real estate transactions in general, such as mortgage brokerage services and services relating to title, property and casualty insurance, including homeowner’s insurance. We do not provide rebates on mortgage brokerage commissions or fees.

Our Strategy

Our long-term goal is to become the leader in comprehensive online real estate brokerage services for buyers and sellers of residential real estate in the United States and Canada. Initially, however, we are focused on achieving profitability in our current market locations (the Minneapolis-St. Paul metropolitan area and southern Florida) to demonstrate the viability of our business model. To achieve these objectives, we are pursuing the following broad strategy:

•
Invest in our website interface and technology. Our goal is to make the interface more easy to use, more intuitive, more enjoyable and distinguishable from the other websites and internet tools that buyers and sellers of homes are accustomed to. We believe that continuing to update and enhance our website and technology will be a key element in increasing traffic and use of our services.

•
Focus on branding and creating market awareness. We have spent considerable attention to building our brand and market awareness with an advertising campaign that uses a mix of media, including the internet, television, print, radio, direct-mail, outdoor signage and various moveable signage (e.g., branded public buses in the Twin Cities metropolitan area). We expect to continue this branding effort on a selective and thoughtful basis, with a view towards achieving maximum return for our marketing and advertising dollars and efforts.

•
Develop an efficient transaction-processing and back-office operation. We believe that one important factor in our overall success, especially given our discounted commissions and flat-fee model, will be our ability to process high transaction volumes efficiently. Accordingly, we intend to utilize transaction processes and computer systems more commonly found in high-volume industries such as banking and insurance.

•
Attain profitability in our current markets. There are a number of internet-based real estate brokers presently attempting to capitalize on perceived market, demographic, trade/industry and economic changes. To our knowledge, none of these businesses have reached sustained profitability needed to validate the discounted internet-based real estate brokerage model. Therefore, we believe that an initial critical strategic goal is for Webdigs to attain overall profitability across its two current markets in the Minneapolis-St. Paul metropolitan area and southern Florida. We believe that profitability—especially sustained profitability—will buoy consumer confidence in our services and lead to further successes.

If we can attain profitability, we believe that our business model, being predicated on greater efficiency and volume than the traditional model but with an emphasis on expertise and extensive client service, will facilitate our expansion into additional markets and the growth of our business. As indicated above and elsewhere in this document, however, we are primarily focused on attaining profitability in our current market locations.

Industry Segments

We currently operate in two primary operating segments: (1) online real estate brokerage, and (2) mortgage brokerage. In our online real estate brokerage business, we believe we provide customers an experience comparable to a full-service broker with a lower cost. For our customers selling homes, we offer a flat fee structure for listing services (and related services). For our customers buying homes, we offer a graduated fee structure by issuing rebates for two-thirds of our broker commissions for the related transaction. In our mortgage brokerage business, we assist customers in refinancing their existing home mortgages and in financing new home purchases.  We do not provide or issue rebates to our mortgage brokerage customers.

Competition

The residential real estate market is highly fragmented, and we have numerous competitors, many of which have greater name recognition, longer operating histories, larger client bases, and significantly greater financial, technical and marketing resources than we do. We anticipate that the most critical competitive factors in our business and industry include price, service and the ease of using website tools.

Some of our competitors in the residential real estate brokerage market are traditional brokerage firms, including large national brokerage firms or franchisors, such as Prudential Financial, Inc., RE/MAX International Inc. and Realogy Corporation. Realogy owns the Century 21, Coldwell Banker and ERA franchise brands. Realogy also owns NRT Incorporated, which itself owns and operates brokerages that are typically affiliated with one of the franchise brands owned by Realogy. We compete with these traditional brokers primarily on price, service and the ease of use of our website interface. Although our commissions are generally lower than these traditional brokers, consumers may be attracted to traditional brokers because they offer or are perceived to offer higher levels of individual attention and service.

We also compete with non-traditional real estate brokerage firms including ZipRealty, Inc., iNest Realty, Inc. (a subsidiary of IAC/Interactive Corp) and Redfin Corporation, each of whom pays cash rebates to clients and relies to a large extent on the efficiencies of the internet. We believe that these competitors generally have greater financial resources than we do, and also have a longer operating history in the realm of online discount real estate brokerage. Here too, we compete with these non-traditional brokers primarily on price, service and on the ease of use of our website interface. Our commissions are generally equal to or lower than these non-traditional brokers. For example, ZipRealty and Redfin respectively rebate approximately 20% and 66% of their commission to home buyers. We generally rebate two-thirds of our commission to home buyers. iNest rebates 1% of the home sale price to buyers.

In addition, we compete with discount real estate listing services, such as ForSaleByOwner.com and BuyOwner.com. We compete with these discount service providers primarily on level of service. Although we offer traditional services to our clients at a discounted price, highly self-motivated consumers may be attracted to these discount listing services because they are cheaper than our services. For example, we currently believe that a consumer can obtain an MLS listing through ForSaleByOwner.com for anywhere from $90 per month to a $900 flat fee.

We compete or may in the future compete with various online services, including Move, Inc., Zillow.com, HouseValues, Inc., HomeGain.com, Yahoo!, Inc., Google Inc. and Trulia, Inc., that also look to attract and monetize home buyers and sellers using the internet. For instance, Move, Inc. operates the www.realtor.com website. Move, Inc. is affiliated with National Association of Realtors, the National Association of Home Builders, the Manufactured Housing Institute and hundreds of MLSs, which may provide Move, Inc. with preferred access to listing information and other competitive advantages. We compete with these service providers primarily on the basis of service and the ease of use of our website interface. We do not provide home valuation data, and some other sites (such as Realtor.com) have more listings and more data about the community. Many of these currently limited competitors and future competitors have significantly more resources than we do.

Finally, we expect to face significant competition in the home mortgage brokerage industry.  In addition to other mortgage brokerage firms, our mortgage brokerage business competes with consumer finance companies and commercial banks. In this market, we expect to compete primarily on the basis of price and service. Although we believe we offer competitive mortgage interest rates, consumers may be attracted to other mortgage brokers or lenders because they offer or are perceived to offer a higher level of service.

Environmental Regulation

We are not subject to environmental regulations that have a material effect upon our capital expenditures or otherwise.

Other Regulation

The Company is subject to governmental regulation by federal, state and local regulatory authorities with respect to our real estate brokerage and mortgage lending operations.

Federal Regulation. Federal laws and regulations govern the real estate brokerage business. These include the Real Estate Settlement Procedures Act of 1974, or RESPA, and federal fair housing laws. RESPA requires disclosures to home buyers and sellers of settlement costs and restricts the payment of kickback or referral fees for settlement services. RESPA does not prohibit referral fees paid by one real estate broker to another broker. Federal fair housing laws generally make it illegal to discriminate against protected classes of individuals in housing or brokerage services. Other federal regulations protect the privacy rights of consumers and affect our opportunities to solicit new clients. Like real estate brokerage, mortgage brokerage is subject to RESPA and federal fair housing laws. Mortgage brokerage is also regulated by other federal laws such as the Truth in Lending Act, Regulation Z and the Equal Credit Opportunity Act. The provision of title insurance is also highly regulated.

State Regulation. Real estate licensing laws vary from state to state, but generally all individuals and entities acting as real estate brokers or salespersons must be licensed in the state in which they conduct business. A person licensed as a broker may either work independently or may work for another broker in the role of an associate broker, conducting business on behalf of the sponsoring broker. A person licensed as a salesperson must be affiliated with a broker in order to engage in licensed real estate brokerage activities. Generally, a corporation engaged in the real estate brokerage business must obtain a corporate real estate broker license. In order to obtain this license, most jurisdictions require that an officer of the corporation be licensed individually as a real estate broker in that jurisdiction. If applicable, this officer-broker is responsible for supervising the licensees and the corporation’s real estate brokerage activities within the state.

Real estate licensees, whether they are brokers, salespersons, individuals or entities, must follow the state’s real estate licensing laws and regulations. These laws and regulations generally prescribe minimum duties and obligations of these licensees to their clients and the public, as well as standards for the conduct of business, including contract and disclosure requirements, record keeping requirements, requirements for local offices, trust fund handling, agency representation, advertising regulations and fair housing requirements. Although payment of rebates or credits to real estate purchasers of the type we offer are permitted in most states, some states either do not permit these rebates or credits or do not permit them in the form that we currently provide them. Eight states have “minimum service laws” that require realtors to provide a level of service that purely online real estate businesses typically do not provide (Delaware, Florida, Nevada, New Mexico, Ohio, Pennsylvania, Tennessee and Wisconsin). We presently operate in the State of Florida and we believe the services we offer to residential real estate consumers comply with Florida’s minimum service law because we provide the following services to our customers: (i) for our clients buying homes, we show them homes, draw up the related offer paperwork, negotiate the purchase, answer all questions, and close the purchase transaction; (ii) for our clients selling homes, we help the seller price the home (through a competitive market analysis or otherwise), draw up the listing agreement, negotiate the sale, and coordinate a closing of the sale. Nevertheless, we have not obtained any independent or governmental opinion relating to our compliance with Florida minimum-service laws. Eleven states outrightly prohibit rebates of real estate commissions (Alabama, Alaska, Iowa, Kansas, Louisiana, Mississippi, Missouri, New Jersey, Oklahoma, and Tennessee).

Governmental bodies may change the regulatory framework within which we intend to operate, without providing any recourse for adverse effects that the change may have on our business. In each of Minnesota and Florida (i.e., the states where we currently have operations), we have designated one of our employees as the individually licensed lead broker and we hold a corporate real estate broker’s license where required by law. In addition to state laws regarding real estate brokerage, we must comply with state laws regarding mortgage brokerage, including laws that regulate the timing and content of disclosures.

Local Regulation. Local regulations also govern the conduct of our business. Local regulations generally require additional disclosures by the parties to a real estate transaction or their agents, or the receipt of reports or certifications, often from the local governmental authority, prior to the closing or settlement of a real estate transaction.

Trade Regulation. In addition to governmental regulations, we are subject to rules and regulations established by private real estate trade organizations, including, among others, local MLSs, the National Association of Realtors, and state and local associations of realtors. The rules and regulations of the various MLSs to which we belong vary, and specify, among other things, how we as a broker member can use MLS listing data, including the use and display of such data on our website.

The United States Department of Justice recently agreed to settle claims it had brought against the National Association of Realtors relating to the ability to access MLS listings. The settlement decree addresses two areas of particular concern to non-traditional real estate brokerage firms such as Webdigs. First, the decree prohibits "selective opt-outs," which enable a broker involved in a MLS to selectively prohibit certain MLS participants from displaying that broker's MLS listings on the participants' website. Second, the decree prohibits "blanket opt-outs," which enable a broker involved in a MLS to prohibit all other MLS participants from displaying that broker's MLS listings, even though traditional real estate brokerage firms could easily display or otherwise convey these same listings in other manners. Presently, we are optimistic that the settlement will prohibit conduct that is unfair and potential harmful to our business.

The National Association of Realtors, as well as the state and local associations of realtors, also have codes of ethics, rules and regulations governing the actions of members in dealings with other members, clients and the public. We are required to comply with these codes of ethics, rules and regulations by virtue of our membership in these organizations.

Intellectual Property

Our success depends significantly upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including trade secrets, copyrights and trademarks, as well as customary contractual protections.

We presently possess the following intellectual property rights:

•	domain name rights to www.webdigs.com
•	domain name rights to www.homeequityadvisorsllc.com
•	domain name rights to www.creditgarage.com
•	domain name rights to www.marquestfin.com
•	certain patents in process (applications for which have not yet been filed) relating to proprietary software
•	trademark and trade name for “Webdigs”; and
•	trademark for: “The New Way to do Real Estate”

We do not have any issued patents, nor do we have any registered copyrights.
The Company relies on MoCo, Inc., a website development firm and the landlord of our current office headquarters premises, to provide website development and support services. MoCo, Inc. is owned by two minority shareholders of Webdigs. As of August 31, 2008, the combined ownership of these two shareholders in Webdigs is less than three percent. We do not have a written agreement with MoCo Inc. relating to the development and support services it provides us. In general, MoCo provides website development and support services to the Company and charges an hourly rate which depends on the nature of the services provided. MoCo typically bills the Company for these services within 10-20 days after the end of each calendar month.

Our ability to enforce our intellectual-property rights is subject to general litigation risks. Typically, when a party seeks to enforce its intellectual-property rights, it is often subjected to claims that the intellectual-property right is invalid, or is licensed to the party against whom the claim is being asserted. We cannot be certain that our intellectual-property rights will not be infringed upon, that others will not develop products in violation of our intellectual-property rights, or that others may assert, rightly or wrongly, that our intellectual-property rights are invalid or unenforceable. In instances where we will rely on trade secrets for the protection of our confidential and proprietary business information, we cannot be certain that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become discovered or independently developed by competitors. In general, defending intellectual-property rights is expensive and consumes considerable time and attention of management. Our involvement in intellectual-property litigation would likely have a materially adverse effect on our business, even if we were ultimately successful in defending our intellectual-property rights.

Employees

The Company (including its subsidiaries) currently has 19 employees, all of whom are full time.

Corporate Structure and Information

Webdigs, Inc. operates through direct and indirect subsidiaries. The principal operating subsidiary is Webdigs, LLC, a Minnesota limited liability company. Webdigs, LLC was originally organized as a limited liability company in May 2007, under the laws of the State of Minnesota. In October 2007, Webdigs, LLC engaged in a merger transaction with Select Video, Inc., a Delaware corporation incorporated in May 1994. For the three years prior to the date of this filing, Select Video had only nominal assets (consisting of cash) and no meaningful business operations of its own. Following the merger transaction, Select Video, Inc. changed its name to Webdigs, Inc. (which we refer to throughout this document as the “Company”). Webdigs, LLC continues to exist as a wholly owned operating subsidiary of the Company.

Webdigs, LLC determined to engage in the merger transaction with Select Video primarily to obtain a shareholder base sufficiently diversified to enable an application for listing on an automated securities market (Pink Sheets or OTC Bulletin Board). Webdigs management believed and continues to believe that, since a key aspect of the business plan was and is to expand the Company's operations as rapidly as possible (which will require capital), becoming a public reporting company through a non-traditional means may be comparatively faster and more cost-efficient means than attempting to engage in an initial public offering.

Webdigs, LLC (through Robert A. Buntz, Jr.) and Select Video (through Daniel J. Shrader) determined to enter into the merger transaction on approximately October 4, 2007 and such entities later entered into a definitive merger agreement an October 24, 2007.

In the merger transaction, a wholly owned subsidiary of Select Video, Inc. merged with and into Webdigs, LLC, with Webdigs, LLC surviving the merger as a wholly owned subsidiary of Select Video. As part of the merger, the outstanding membership interests in Webdigs, LLC were cancelled and merged into one membership interest outstanding and held by Select Video, Inc., while the former members of Webdigs, LLC received common stock of Select Video, Inc. aggregating approximately 80% of the common stock outstanding immediately after the merger. Based on a per-share of price of $0.25 for common stock (which figure we use because it is the effective price at which Webdigs was offering and selling shares of common stock prior to and after the merger), and from the perspective of a reverse acquisition, Webdigs issued an aggregate of approximately $988,040 of common stock on the closing date of the merger to acquire Select Video. We disclose this figure for informational purposes only, as it does not relate to the financial statements or operations of Webdigs. The decision of the parties to engage in a merger (subject to required corporate and shareholder approvals) was principally made by Mr. Robert Buntz (on behalf of Webdigs, LLC) and Mr. Daniel J. Shrader (on behalf of Select Video) on or about October 4, 2007; and was formalized in writing by the execution and delivery of the related definitive merger agreement on October 24, 2007. There were no advisors or finders engaged in connection with the transaction. No persons who were control persons or affiliates of Select Video, Inc. prior to the merger received any cash consideration in connection with the merger; and there were no consulting agreements entered into in connection with the merger. There are not any consulting agreements now between the Company (or any of its affiliates) and any of the former Select Video affiliates.

Webdigs, LLC itself owns 100% of the ownership interests of (i) Marquest Financial, Inc., a Minnesota corporation and mortgage broker, and (ii) Home Equity Advisors, LLC, a Minnesota limited liability company and mortgage broker. We believe that these separate business lines are all complementary, and the operations of such businesses are currently reflected in our financial statements included in Item 13 below. Home Equity Advisors still exists legally but all of our mortgage brokerage operations have been consolidated into Marquest Financial, Inc.

Our principal offices are located at 3433 Broadway Street NE, Suite 501, Minneapolis, Minnesota 55413, and our telephone number at that office is (888) 932-3447. Our website address is www.webdigs.com. The information contained on our website or that can be accessed through our website does not constitute part of this document.

Risk Factors

Investment in our common stock involves a high degree of risk and should be regarded as speculative. As a result, you should only consider an investment in Webdigs if you can reasonably afford to lose your entire investment.

ITEM 1A. RISK FACTORS

An investment in our common stock involves a number of risks. Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this document. The following risks could materially harm our business, financial condition or future results. If any such risks materialize, the value of our common stock could decline, and you could lose all or part of your investment.

We are a newly organized start-up company with little history of operations and we expect to incur losses for the foreseeable future.

We began operations in July 2007 and to date have not generated meaningful revenues. As a newly organized start-up company, we are subject to all of the risks associated with a new business enterprise. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, especially in challenging and competitive industries such as residential real estate and mortgage brokerage and particularly in light of present economic conditions.

We do not have an operating history which would provide you with information about our past or future operations. We anticipate incurring losses that will result from costs incurred in organizing our company, research and development, site development, protecting our technology, raising capital and market research. We anticipate incurring operating losses for the foreseeable future. Moreover, we may not be able to generate material revenues in the future, and it is possible that any revenues that we generate will be either insufficient for us to achieve profitability or even continue operations.

We will require additional financing in the future, but we are uncertain whether such financing will be available to us.

We will require significant additional capital to continue and expand our operations. To date, our revenues from operations have not generated cash flow sufficient to finance our operations and growth. As a result, we have periodically since our inception sought financing and we will likely continue to require additional financing in the foreseeable future. This is particularly true if actual demand for our services exceeds our current expectations (which would likely force us to incur additional expenses to meet such demands) or if our anticipated expenditures exceed our current expectations. Presently, we do not believe we have funds sufficient for our operation beyond October 31, 2008, even after giving effect to extended payment terms we have negotiated and obtained with our vendors. As a result we are considering various financing alternatives. We have recently entered into agreements for the purchase of an aggregate of 2,000,000 shares of common stock which will result in our receipt of $200,000 in gross proceeds. If we receive these funds, we anticipate we will have  cash sufficient for our operations through December 31, 2008, even after the satisfaction of our vendors. Accordingly, we continue to consider various financing alternatives.

Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities, or loans from banks, other financial institutions or our affiliates. If additional funds are raised by the issuance of our equity securities, such as through the issuance of stock, convertible securities, or the issuance and exercise of warrants, then the ownership interest of our existing stockholders will be diluted. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations (e.g., negative operating covenants), and such securities may have rights senior to those of the existing holders of common stock.

If adequate funds are not available on acceptable terms, we may be unable to fund the operation or expansion of our business. As a result, we would likely be forced to dramatically alter or cease operations.

We critically rely on our executive management, and the loss of certain members of management would materially and negatively affect us.

Our success materially depends upon the efforts of our management and other key personnel, including but not limited to Robert A. Buntz, Jr., our Chief Executive Officer. If we lose the services of Mr. Buntz or any other executive managers or significant employees, our business would be materially and adversely affected. We have entered into a formal services and non-competition agreement with Mr. Buntz in the form of a Member Services Agreement between Mr. Buntz and our wholly owned operating subsidiary, Webdigs, LLC. Nevertheless, agreements do not ensure the continued availability to us of Mr. Buntz or any other manager or employee. Furthermore, we do not have “key person” life insurance insuring the life of Mr. Buntz, and we do not presently intend to purchase such insurance.

Our future success also depends upon our ability to attract and retain highly qualified management personnel and other employees. Any difficulties in obtaining, retaining and training qualified employees could have a material adverse effect on our results of operation or financial condition. The process of identifying such personnel with the combination of skills and attributes required to carry out our strategy is often lengthy. Any difficulties in obtaining and retaining qualified managers and employees could have a material adverse effect on our results of operation or financial condition.

There is substantial doubt about our ability to continue as a going concern.

We have had net losses attributed to common shareholders for the period from inception (May 1, 2007) through October 31, 2007 in the amount of $602,716, and from inception (May 1, 2007) through April 30, 2008 in the amount of $1,794,787. Furthermore, we had a working capital deficit as of October 31, 2007 and April 30, 2008 totaling $327,882 and $519,565, respectively. Since the financial statements for each of these periods were prepared assuming that we would continue as a going concern, these conditions coupled with our current liquidity position raise substantial doubt about our ability to continue as a going concern. Furthermore, since we are pursuing a new business, this diminishes our ability to accurately forecast our revenues and expenses. We expect that our ability to continue as a going concern depends, in large part, on our ability to generate sufficient revenues, limit our expenses without sacrificing customer service, and obtain necessary financing. If we are unable to raise additional capital, we may be forced to discontinue our business.

We may be unable to obtain market acceptance of our services.

The market for residential real estate sales is well-established. However, the market for online residential real estate sales is relatively new, developing and uncertain. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for products and services are subject to tremendous uncertainty. Our future growth and financial performance will almost entirely depend upon consumers’ acceptance of our “WebDigs solution” to purchase and sell homes via the internet. In this regard, the failure of purchasers and sellers of residential property to accept online purchases and sales of homes in general, and our online services in particular, or the inability of our services to satisfy consumer expectations, would have a material adverse effect on our business, and could cause us to cease operations.

Our officers and directors, together with certain affiliates, possess controlling voting power with respect to our common stock, which could limit your influence on corporate matters.

Our officers and directors collectively possess beneficial ownership of 7,798,749 shares representing approximately 35.3% of our common stock. In addition, certain other significant stockholders identified on the beneficial ownership table in this filing (see Item 4, “Security Ownership of Certain Beneficial Owners and Management”) hold beneficial ownership of 3,913,794 shares representing an additional 17.7% of our common stock. As a result, our directors and officers, together with significant stockholders, will have the ability to greatly influence, if not outrightly control, our management and affairs through the election and removal of our directors, and all other matters requiring stockholder approval, including the future merger, consolidation or sale of all or substantially all of our assets.

This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders. Furthermore, this concentrated control will limit the practical effect of your participation in our corporate matters, through stockholder votes and otherwise. As a result, the return on your investment in our common stock through the sale of your shares or our business could be adversely affected.

We rely on third parties for key aspects of the process of providing services to our customers, and any failure or interruption in the services provided by these third parties could harm our ability to operate our business and damage our reputation.

We rely on third-party vendors, including data center and bandwidth providers. Any disruption in the network access or co-location services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little or no control over all of these third-party vendors, which increases our vulnerability to problems with the services they provide.

In addition, we license technology and related databases from third parties to facilitate aspects of our data center and connectivity operations, including, among other things, internet traffic-management services. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could materially and negatively impact our relationship with our customers and adversely affect our brand and our business. It is possible that such errors, failures, interruptions or delays could even expose us to liabilities to our customers or other third parties.

Interruption or failure of our information technology and communications systems would impair our ability to effectively provide our services, which could in turn damage our reputation and harm our business.

Our ability to provide our services critically depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems would likely result in interruptions in our service to customers and the closings of real estate transactions from which we principally derive revenue. Accordingly, interruptions in our service would likely reduce our revenues and profits, and our brand could be damaged, perhaps irreparably, if people believe our system and services are unreliable.

To our knowledge, our systems are vulnerable to damage or interruption from terrorist or malicious attacks, floods, tornados, fires, power loss, telecommunications failures, computer viruses and other attempts to harm our systems, and similar types of events. Our data centers are subject to break-ins, sabotage and intentional acts of vandalism, and to other potential disruptions. Some of our systems are not fully redundant (i.e., backed up), and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, or a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our data centers, could result in lengthy interruptions in our service. Any unscheduled interruption in our service would likely place a burden on our entire organization and result in an immediate loss of revenue. The steps we have taken to increase the reliability and redundancy of our systems are expensive, reduce our operating margin and even then may not be successful in reducing the frequency or duration of unscheduled downtime.

We will continue to depend on intellectual property rights to protect our proprietary technologies, although we may not be able to successfully protect these rights.

We rely on our proprietary technology to enhance some of our service offerings. To protect this technology, we employ and rely on trademark, trade secret, and copyright law in addition to contractual restrictions and protections. We intend to apply for patent protection on our future technology developments to the extent we believe such protection is available and economically warranted. Nevertheless, even if we determine to file applications for patent protection in the United States or in other countries, we may not in the end receive letters patent. Furthermore, even if we do obtain the rights to an issued patent, such patent may not provide us with a competitive advantage.

While we have begun the process of preparing o file a patent application for some of our proprietary software, to date we have not yet filed any applications for patent protection. Despite our efforts to date, it is entirely independently develop technology that is similar to our technology, or offer or sell products or services that utilize our technology. The development by others of technology that is similar to our technology, or the sale of products or services that incorporate our technology, would likely harm our competitive position and have a material adverse effect on our business.

Even in cases where we may apply for patent protection and receive a patent that affords us a competitive advantage, we may have to resort to litigation to protect and enforce our patent rights, or to protect our trade secrets or know-how (or other intellectual property rights), or to determine their scope, validity, or enforceability. Enforcing or defending intellectual property rights or proprietary technology is generally extremely expensive, would likely cause a significant diversion of our resources, and ultimately may not prove successful. In addition, we may not have the financial, personnel or other resources to effectively enforce or defend our intellectual property rights, if at all.

Finally, we may determine, or a legal proceeding may result in a determination, that our intellectual property infringes the intellectual property rights of others. If our technology infringes the intellectual property rights of others, we may be subject to lawsuits and incur significant liabilities.

Our certificate of incorporation grants our Board of Directors, without any action or approval by our stockholders, the power to issue additional shares of capital stock, including the power to designate additional classes of common and preferred stock.

Our authorized capital consists of 250,000,000 shares of capital stock. Pursuant to authority granted by our certificate of incorporation and applicable state law, our Board of Directors, without any action or approval by our stockholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of other classes or series of capital stock, including preferred stock, that may be issued could be superior to the rights of the shares of common stock offered hereby. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to the shares of our common stock. Finally, any issuances of additional capital stock (common or preferred) will dilute the percentage of ownership interest of our stockholders and may dilute the per-share book value of the Company.

There is no public market for our common stock, which will be subject to significant restrictions on future transfer.

Currently, there is no public market for any of our common stock and no public market will develop as a result of the filing of this registration statement on Form 10. To date, we have not registered or qualified the offer or sale, or resale, of our common shares under federal or state securities laws and, if you buy any such shares, you may not resell them unless (i) such sale is registered or qualified under federal and state securities laws or (ii) exemptions from federal and state registration and qualification are available.

We have no obligation to register or qualify the offer, sale or resale of our shares of common stock under either federal or state law. As a result, any investor in our common stock must be prepared to bear the economic risk of investing in our common shares for an indefinite period of time.

We are required to comply with governmental regulations, which will increase our costs and could prohibit us from conducting business in certain jurisdictions.

We are subject to governmental regulation by federal, state and local regulatory authorities with respect to our real estate brokerage and mortgage lending operations. As is standard in the residential real estate brokerage industry, our real estate agents must be licensed. In some states, our proposed business activities are prohibited and we may not operate in those states. Eight states have “minimum service laws” that require realtors to provide a level of service that online real estate businesses typically do not provide. Eleven states prohibit rebates of real estate commissions. Governmental bodies may change the regulatory framework within which we intend to operate, without providing any recourse for adverse effects that the change may have on our business.

We can give no assurance that we will be able to comply with existing laws and regulations, that additional regulations that harm our business will not be adopted, or that we will continue to maintain our licenses, approvals or authorizations. Our failure to comply with applicable laws and regulations, or the adoption of new laws and regulations restricting our intended operations, could have a material adverse effect on our business and could cause us to cease operations.

The efforts of the National Association of Realtors or other organizations could prevent us from operating our business, and could lead to the imposition of significant restrictions on our operations.

The online residential real estate sales model generally, and the Webdigs business model specifically, is based on the assertion that full-commission real estate brokers and agents do not provide an acceptable level of value to consumers and that consumers are willing to engage in online home search activities via the internet if they can reduce the dollar amount of commissions paid on home sales and purchases. This model is a direct and significant threat to traditional residential real estate brokers and agents.

In response to previous and ongoing efforts by discount online real estate companies, the National Association of Realtors, which represents real estate brokerages, has issued rules that attempt to block access of online real estate companies to the Multiple Listing System (MLS) and may adopt additional rules intended to reduce or eliminate competition from online discount real estate businesses such as WebDigs. Our business is dependent upon the ability to access the MLS to be competitive. We can give no assurance that the National Association of Realtors will not be successful in preventing our access to the MLS, or that it or another organization will not be successful in adopting rules or imposing other restrictions on online real estate businesses such as WebDigs. Such adoption or imposition of regulations or restrictions would have a material adverse effect on our business.

Competition in the traditional and online residential real estate industry is intense.

The residential real estate industry is highly competitive. We believe that important competitive factors in this industry include (but are not limited to) price, service, and ease of use. We presently face competition from numerous companies engaged in traditional residential real estate brokerage services and several online residential real estate sales companies, and we expect online competition to increase in the future from existing and new competitors. Most of our current and potential competitors have substantially greater financial, marketing and technical resources than us, as well as significant operating histories. Accordingly, we may not be able to compete successfully against new or existing competitors. Furthermore, competition may reduce the prices we are able to charge for our services, thereby potentially lowering revenues and margins, which would likely have a material adverse effect on our results of operation and financial condition.

The online residential real estate industry is subject to significant and rapid technological change.

The online residential real estate industry is subject to rapid innovation and technological change, shifting customer preferences, new service introductions and competition from traditional real estate brokerage firms. Competitors in this market have frequently taken different strategic approaches and have launched substantially different products or services in order to exploit the same perceived market opportunity. Although we believe that we are offering a unique solution, there can be no assurance that our services will be competitive technologically or otherwise, or that any other services developed by us will be competitive.

Our ability to compete in this industry will depend upon, among other things, broad acceptance of our services and on our ability to continually improve current and future services we may develop to meet changing customer requirements. There can be no assurance that we will successfully identify new service or product opportunities and develop and bring to the market new and enhanced solutions in a timely manner, that such products or services will be commercially successful, that we will benefit from such development, or that products and services developed by others will not render our products and services noncompetitive or obsolete. If we are unable to penetrate markets in a timely manner in response to changing market conditions or customer requirements, or if new or enhanced products or services do not achieve a significant degree of market acceptance, our business would be materially and adversely affected.

Our business may suffer as a result of the current downturn in the U.S. residential real estate and credit markets.

It has been widely reported that existing home sales in the U.S. market have declined, in part due to an increase in interest rates and the adoption by lenders of more restrictive mortgage underwriting criteria, and in part due to a relative oversupply of new and existing housing stock. For example, there have been recent declines in average existing home sale prices and the number of residential real estate transactions in many U.S. real estate markets. If overall residential real estate transaction activity continues to decline, real estate brokerage commissions would also be expected to decline.

Also, it has been widely reported that there has been an increase in the number of homes in foreclosure in the U.S. home market, which may result in a further increase in home inventories for sale and put downward pressure on home sale prices and, correspondingly, on real estate brokerage commissions.

Declining commissions, regardless of their ultimate cause(s), would reduce the amount of revenue we earn per transaction. In the event of continued adverse conditions affecting residential real estate and credit markets, our transaction volume and commission revenues could fail to grow as we presently anticipate. Furthermore, because we currently operate in only two states (Minnesota and Florida), we could experience a more pronounced negative impact from adverse market conditions in those states than we would experience if our operations were more geographically diversified.

Consumer access to mortgage financing has been affordable and widely available by historic standards and any tightening in the availability of credit will have the potential to negatively impact our operating results.

The affordability and availability of mortgage financing is influenced by a number of factors, including interest rates, lender underwriting criteria, loan product availability and the performance of mortgage backed securities in the secondary market. Large scale write-downs of mortgage backed securities in the secondary market have been widely reported in recent months. In addition, public reports indicate that lender underwriting criteria have become more restrictive since 2006 and may become even more restrictive in the future. When interest rates rise and underwriting criteria become more restrictive, housing becomes less affordable because, at a given income level, people cannot qualify to borrow as much principal, and some cannot qualify at all, or, given a fixed principal amount, they must make higher monthly payments. Less affordable housing can generally be expected to result in fewer real estate transactions or reduced home prices, both of which could negatively impact our operating results.

We may be impacted by general economic conditions and economic conditions within the United States residential real estate market.

The residential real estate market has experienced vast fluctuations in recent times. In some years, real estate home sales are brisk, while in other years the residential real estate market has been stagnant. Our ability to attract home sellers and buyers to use our website will, in part, depend upon consumers’ willingness in general to buy or sell a home. When consumers sense that the overall economy is not doing well, they are less likely to make an expensive purchase such as a home. If consumer sentiment about the economy wanes, then activity in the home sales market will also likely diminish. If real estate transactions in general decline, that will likely result in a corresponding reduction in our business and our revenues.

The growth and expansion of our business could have a negative effect on our Company.

We believe that in order to be successful, we must grow and expand our operations. To grow, we believe we must expand, train and manage our employee base, particularly our marketing, management and skilled technical personnel, within a short time period. Rapid growth will also require an increase in the level of responsibility for both existing and new management and will require us to implement and improve operational, financial and management information procedures and controls. We compete with many companies in seeking to attract qualified personnel. We can give no assurance that the management skills and systems currently in place will be adequate, we will be able to effectively manage any significant growth we experience, or we will be able to hire or assimilate new personnel necessary to pursue our growth strategy. Our inability to adequately manage growth could have a material adverse effect on us.

Failure to achieve and maintain effective internal controls could limit our ability to detect and prevent fraud and thereby adversely affect our business and stock price.

Effective internal controls are necessary for us to provide reliable financial reports. All internal control systems, no matter how well designed, have inherent limitations. Even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Our most recent evaluation of our internal controls resulted in our conclusion that our disclosure controls and procedures were not effective due to a lack of segregation of duties in our accounting and financial functions, including financial reporting and our quarterly closing process. In our case, our failure to achieve and maintain an effective internal control environment could cause us to be unable to produce reliable financial reports or prevent fraud. This may cause investors to lose confidence in our reported financial information, which could in turn have a material adverse effect on our stock price.

Important Note: The foregoing risks are likely not a complete list of all risks that do or may affect the results of operation, financial condition or business prospects of Webdigs but do represent management's understanding and belief of the material risks associated with the Company, its business and any investment in securities of the Company. In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this document, potential investors should keep in mind other possible risks that could be important. In sum, investors are urged to make their own evaluation of Webdigs.

ITEM 2. FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the financial statements and related notes that appear at the end of this registration statement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” elsewhere in this filing.

Real Estate

We are a web-based real estate company that offers innovative services to home buyers and sellers. We share with each buyer two-thirds of the commission we receive from the seller or listing broker, with a minimum fee of $3,000 per transaction. Using a generally accepted industry average of 2.7% fee for buyer representation, any customer purchasing a home with a price greater than approximately $111,000 may benefit financially from using Webdigs as the broker. Using the same 2.7% buyer’s brokers fee, a customer purchasing a home with a final price greater than $333,000 will receive a commission rebate of approximately 1.8% of purchase price (or two-thirds of the 2.7% buyer’s brokers fee). Again using the same 2.7% buyers broker fee, a buyer purchasing a home with sales price between $111,000 and $333,000 will pay Webdigs a flat $3,000 broker fee with the remainder of the buyers broker fee being returned to him as a non-taxable rebate. We believe this gives buyers a financial incentive to use our services. We primarily target those home buyers who are willing and able to independently begin their home search on the internet. As part of our website interface and personal service, we also offer home buyers tools to manage their purchase transactions from initial search to the closing of their purchase.

We provide our home sellers with Northstar MLS listings for a flat fee of $3,000 at closing. A traditional listing (selling) broker charges 3.3% of final sale price as their fee for representing a seller. Assuming a home price of $300,000, a Webdigs listing customer may save approximately $6,900 on his or her home sale by using Webdigs as their broker. Instead of paying a broker 3.3% of the $300,000 sale price ($9,900), the seller would pay Webdigs $3,000. The savings of $6,900 belongs to the Webdigs customer. The Northstar MLS contains listings from Minnesota, portions of western Wisconsin, northern Iowa, and eastern North and South Dakota. Our listings also appear on Realtor.com and 14 other national home-listing websites. In addition to providing home sellers with a home listing, Webdigs arranges for virtual home tours of our sellers’ homes so that the resulting virtual tour may become a part of the listing on our website. To assist with the pricing of a seller’s home, we provide a comparative market analysis to the seller and individual consultation on pricing strategies. Finally, we also provide a range of individual strategies for readying a seller’s home for sale, including appropriately staging the home. All of these sell-side services are furthered by our marketing and advertising campaign designed to drive traffic to our website.

We currently offer our services in two states—Minnesota and Florida. When we represent buyers, we share with them up to two-thirds of our buyer broker commission, which we receive from the seller or listing broker. Since inception (May 1, 2007) to April 30, 2008, our closed buy-side transaction gross revenue has exceeded $297,000, from which we have earned net commissions of $70,627, an average of about $3,400 per transaction. We have closed 43 transactions in representation of buyers since inception and eight transactions in representation of sellers. Our aggregate net revenue from our listing (sellers) totals $31,000. On average, the clients for whom we have acted as a buyer’s broker have received a commission rebate of $3,600. Including the $295 administrative fee that we charge to cover placement of real estate signage, professionally shot “virtual photo tours’ of their homes, and document mailing fees, we have averaged about $3,295 for each of the eight listings that have closed.

Although there are accepted norms, the amount of the commission that we receive on a transaction depends on the price of the home and percentage commission offered to the buyer’s broker by the seller or listing broker. Generally speaking, when choosing a percentage commission to offer to buyer brokers, a seller or listing broker may consider factors such as the general state of the local housing market, how long the home has been on the market and how much the seller or listing broker values the services of buyer’s brokers. As of July 20, 2008, we have received on average a net buyer’s broker commission equal to 1.2% of the average $275,000 purchase price our customers have paid for their new homes. For our listing clients, the $3,295 we charge (which includes a $295 administrative fee) represents an average of about 0.9% of the average price of the homes we have sold.

Currently, our revenues consist primarily of (i) mortgage broker business commissions received and loan fees earned at the time a mortgage transaction closes; (ii) online real estate brokerage commissions received, as agents in residential real estate transactions, at the time a real estate transaction closes. We record revenues as gross revenue. Consumer rebates and third-party agent commissions paid to buyer’s brokers (in those instances where we represent the seller of a home) are treated as offsetting reductions to gross revenue. Our net revenues are principally driven by the number of transactions we close and the average net revenue per transaction. Average net revenue per transaction is a function of (1) the home purchase price and percentage commission we receive on each transaction and (2) the fee income received from mortgage loan origination.

In addition to traditional financial measures, we use several tools to monitor the overall health of our real estate business. Some of the key performance indicators we use are the following: website traffic, daily number of contacts initiated by potential customers, number of new customers (i.e., both buyers and sellers) added weekly, weekly number of transactions closed, and overall customer pipeline of active customers. We also monitor daily cash flow, the average time it takes to close a transaction (i.e., time elapsed between the creation of a customer and the closing date for the transaction related to that customer).

Since we commenced our real estate broker operations after the U.S. housing industry had already entered its well publicized slump, it is difficult to assess the affect the real-estate industry’s difficulties have had on our ability to grow our business. We do believe our brokerage model, with the lower prices we offer, will be seen favorably by customers looking to save money when buying or selling a home in a difficult market.

Mortgage and Insurance

We generate mortgage income through our wholly owned mortgage subsidiary, Marquest Financial, Inc. Marquest has its own staff of mortgage loan officers who obtain mortgages for customers who are refinancing existing mortgages or obtaining new mortgages because of purchase of a new home or the addition of a second mortgage to an already existing mortgage. Marquest bears no risk of loan default nor determines loan elgibility. All mortgage fee income is paid by the loan underwriter (typically a large bank) to Marquest for finding the customer and processing the paperwork for the loan.

There are two types of fees paid by banks to Marquest for its work as a mortgage broker. The first is loan origination fees, which may be considered as commissions. Typically, loan origination fees are a percentage of the total value of the loan. A second fee source is referred to as “yield spread premium.” In certain cases, a mortgage broker might find it possible to increase the interest rate charged on a mortgage above the rate considered acceptable by the bank. In those cases, the bank will pay a second fee “yield spread premium” to the mortgage broker for obtaining a more favorable interest rate for the bank. A 1% to 2% loan origination fee is considered average by the U.S. mortgage industry. Yield spread premiums are also frequently paid by mortgage underwriters. When they are earned, a typical yield spread would range from 0% to 3%.

Our mortgage business operates separately from real estate. Overall, it is presently a larger source of revenue than our real estate brokerage activities. Since inception, we have acted as a mortgage broker in about 119 mortgage transactions generating total mortgage fee revenue of $614,000 as of July 20, 2008. At times, a loan underwriter will group loan origination fees and yield spread premiums together in its paperwork with the mortgage broker, making it difficult to separate loan origination fee income and yield spread premium income. However, using data provided by our mortgage underwriters, we believe we received a total of $226,000 from loan origination and processing fees and a total of $388,000 from yield spread premiums through July 20, 2008. Our yield spread premiums through July 20, 2008 averaged 0.84%.

Due to the highly publicized distress of the subprime mortgage lending industry, all banks have tightened restrictions on new borrowers. This has noticeably affected our mortgage brokerage business even though we have not engaged in any subprime mortgage lending. Nevertheless, we are currently in the process of obtaining our license as an FHA approved mortgage broker. We believe that adding this lending option will at least offset any lost transactions resulting from the nationwide subprime lending crisis. Primarily, this belief is based on our tracking of Webdigs buyers, which has indicated that a large percentage would qualify for FHA lending. We expect to have approval to engage in FHA lending by September 2008.

We have also made some recent changes to further enhance our competitive positioning. In March 2008, we consolidated the previously separate mortgage brokerage operations of Home Equity Advisors, LLC and Marquest Financial, Inc., into one operating unit. The savings resulting from this consolidation of operations is expected to help us better leverage our overhead costs. Our mortgage operations are now headquartered in our Bloomington, Minnesota office and supported with a satellite office in Naples, Florida.

To further enhance cash flow and provide convenience to our real estate customers, we have recently obtained approval from the Commissioner of Insurance in Minnesota to refer Webdigs real estate customers to an unaffiliated insurance broker for quotes on their home and other personal insurance policies. Should a referred customer end up purchasing insurance through our referral, the Company will receive a commission for the referral.

Trends and Uncertainties

We are experiencing sales growth but do face significant liquidity constraints due to the costs associated with developing our real estate business. Since inception (May 1, 2007) to April 30, 2008, we have had a net loss totaling $1,794,787. As mentioned in more detail below, we will require additional financing to maintain operations and to achieve our expansion goals. If our efforts to raise additional capital takes longer than we expect or we are unsuccessful in securing capital, we expect to roll back our advertising and growth initiative, identify other areas to reduce current costs, and concentrate on continuing to build market share and real estate revenue in the Minneapolis-St. Paul metropolitan area. As part of this plan, we would intend to have our Florida operations continue for as long as possible, even in a diminished capacity, if necessary. We do expect, however, that we would cease operating in Florida prior to any significant reduction in operation in Minneapolis-St.Paul.

Results of Operation

The following information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Form 10 registration statement.

From Inception (May 1, 2007) to October 31, 2007:

Selected financial information about our operations by segment for the period from inception (May 1, 2007) to October 31, 2007 is as follows:

	Online Real Estate Brokerage	Retail Mortgage Brokerage	Corporate and Other	Total
Net revenues	$6,400	$93,454	$-	$99,854
Operating loss	(305,220)	(70,267)	(227,229)	(602,716)
Depreciation and amortization	11,486	3,425	1,492	16,403
Assets	412,030	187,372	157,892	757,294
Capital expenditures and website development costs	413,516	-	17,386	430,902

Consolidated gross revenues from inception (May 1, 2007) to October 31, 2007 totaled $105,675. After deducting customer rebates and third-party agent commissions, we finished our first six months (i.e., the fiscal year ended October 31, 2007) with $99,854 in net revenues. These gross revenues resulted from the closing of 2 real estate and 35 mortgage transactions during the period. The real estate brokerage commissions earned on buy-side real estate transactions represented approximately 5% of our total revenues and gross fee revenue for mortgage origination represented 95% of the consolidated gross revenues. We did not have any sell-side real estate transactions during this period.

From inception (May 1, 2007) through October 31, 2007, our total selling-related expenses were $385,955, and our total general and administrative expenses were $316,615. Selling-related expenses consist of salaries and wages of $149,703, advertising and promotion of $156,082, website maintenance of $39,333, computer supplies of $13,247, and other selling expenses of $27,590. General and administrative expenses consist of salaries and wages of $202,369, professional fees of $61,733, amortization and depreciation of $16,403, rent of $9,073 and other general and administrative expenses of $27,037.

To date, we have spent considerable attention to building our brand and market awareness with an advertising campaign that uses a mix of media, including the internet, television, print, radio, direct-mail, outdoor signage and various moveable signage (e.g., branded public buses in the Minneapolis/St. Paul metropolitan area). These efforts generally commenced in September 2007. The costs of these marketing campaigns, along with the startup expenses associated with developing our state-of-the-art website and organizing our business operation, resulted in an operating loss of $602,716 from inception (May 1, 2007) to October 31, 2007. Our accumulated deficit as of October 31, 2007 was $602,716.

Six-month period from November 1, 2007 to April 30, 2008:

Selected financial information about our operations by segment for the six-month period ended April 30, 2008 is as follows:

	Online Real Estate Brokerage	Retail Mortgage Brokerage	Corporate and Other	Total
Net revenues	$65,333	$434,028	$-	$499,361
Operating loss	(845,088)	(79,902)	(262,527)	(1,187,517)
Interest expense	-	4,512	42	4,554
Depreciation and amortization	73,392	39,775	-	113,167
Assets	371,130	194,318	114,338	679,786
Capital Expenditures	15,938	2,278	-	18,216

Consolidated gross revenues for the six months ended April 30, 2008 totaled $565,964. After deducting customer rebates and third party agent commissions, we finished the first six months of our current fiscal year (i.e. the fiscal year ending October 31, 2008) with $499,361 in net revenues. These results represent 400% sequential growth over the preceding six-month period ended October 31, 2007. In the six-month period ending April 30, 2008, combined real estate services (the revenue we earned from representing home buyers and home sellers) represented approximately 23% of total gross revenues. Gross fee income for mortgage origination during the same six-month period decreased to 77% of total revenues as compared to 95% of total revenues during the prior six months from inception (May 1, 2007) to October 31, 2007. Based on current trends, we presently anticipate that approximately 35% of our total revenues for the fiscal year ending October 31, 2008 will be derived from real estate brokerage services, with the remaining 65% being derived from mortgage brokerage services.

Over the six-month period ended April 30, 2008, our most significant cash outlays continued to be directed to those efforts and areas that are intended to generate long-term growth for our shareholders. For the six-month period ended April 30, 2008, our total selling-related expenses were $1,345,720, and general and administrative expenses totaled $341,158. Selling expense consists of salaries and wages of $351,079; advertising and promotion of $351,086; website maintenance and IT support of $274,525; amortization of $97,580 and other selling expenses of $271,450. General and administrative expenses consist of salaries, wages and stock compensation of $109,774; contract labor of $27,747; professional fees of $105,183; rent of $61,201; depreciation of $15,586 and other administrative expenses of $21,667. This compares to total selling-related expenses of $385,955, and general and administrative expenses of $316,615, in the prior six-month period ended October 31, 2007.

For the six months ended April 30, 2008, we closed 19 real estate service transactions resulting in net revenues (after deducting customer rebates) of $65,333. Mortgage origination revenues were $434,028 from 65 total mortgage transactions for the same six-month period. As a sign of progress, in May 2008 we closed 13 real estate transactions, representing a new monthly record, and more than twice the total of the next highest month since inception in May 2007. For the six-month period from November 1, 2007 to April 30, 2008, primarily as a result of continued brand building and investment in enhancing the experience our customers have with our real estate website, we incurred a net loss of $1,192,071.

Assets and Employees; Research and Development

Our primary assets are cash and intellectual-property rights, which are the foundation for our services. At this time, we do not anticipate purchasing or selling any significant equipment or other assets in the near term. Neither do we anticipate any imminent or significant changes in the number of our employees. We may, however, increase the number of independent contractor real estate agents upon whom we rely to provide personal services in the event that we expand into other markets or our business in our current markets significantly increases.

We expect that we will invest time, effort and expense in the continued refinement of our website and user interface. Currently, we expect to spend approximately $400,000 in such improvement activities over the course of fiscal 2008.

Liquidity and Capital Resources; Anticipated Financing Needs

From inception (May 1, 2007) to October 31, 2007, we incurred net operating losses aggregating $602,716 to fund technology development, marketing and advertising, business development and other activities as discussed above. We funded these operations primarily through cash of $485,500 received from sales of membership interests in Webdigs, LLC prior to the merger transaction on October 24, 2007, and $75,000 received from common stock sales subsequent to the merger transaction.

We used $56,881 of cash in operating from inception (May 1, 2007) to October 31, 2007. Cash used in operations included a net loss of $602,716, which was offset by $195,373 of non-cash expenses for depreciation, amortization and share-based compensation. Changes in operating assets and liabilities also offsetting the loss were increases in accounts payable of $318,355 and accrued expenses of $34,656, respectively. Cash flows used in investing activities included payments for website development of $413,516. Cash flows from financing activities included issuance of common stock for $553,937 and an increase in due to officer of $17,601. The due to officer amount was for business expenses paid on behalf of the Company which were reimbersed to the officer during the six months ended April 30, 2008.

We had $113,280 of cash and cash equivalents as of October 31, 2007. From October 31, 2007 through January 31, 2008 (the end of our first fiscal quarter), we raised $269,000 through the sale of our common stock in a private placement offering. From February 1, 2008 through April 30, 2008 (the end of our second fiscal quarter), we raised an additional $557,500 through the sale of our common stock as part of the same private placement offering. We also raised $15,000 through the sale of our common stock subsequent to April 30, 2008. Therefore, since the end of fiscal 2007 through June 17, 2008, we raised an aggregate of $841,500 in gross proceeds from the sale of our common stock. In consideration of such proceeds, we issued a total of 3,366,000 shares of common stock. We had $114,338 of cash and cash equivalents as of April 30, 2008.

We used $785,263 of cash in operating activities during the six months ended April 30, 2008. Cash used in operations included a net loss of $1,192,071, which included $196,887 of non-cash expenses for depreciation, amortization, loss on disposal of fixed assets and share-based compensation. Changes in operating assets and liabilities contributing to the use of use of cash primarily included decreases in accrued expenses and commissions and fees of $18,356 and $23,258, respectively, while an increase in accounts payable of $244,929 partially mitigated the use of cash from operations. Cash flows used in investing activities included payments for computer equipment of $18,216. Cash flows from financing activities included issuance of common stock for $826,500 and a decrease in due to officer of $17,601.

For the issuances of common stock in the private placement offering, we relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder. We relied on this exemption and the safe harbor thereunder based on the fact that there are and will continue to be a limited number of investors, all of whom will be “accredited investors” under Rule 501 of the Securities Act of 1933 and all of whom have and will have knowledge and experience in financial and business matters such that the investors were capable of evaluating the risks of the investment. The securities offered and sold in these transactions were not (and, with respect to the aforementioned anticipated future sales, will not be) registered under the Securities Act of 1933 and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placement offering contained in this information statement is not an offer to sell or a solicitation of an offer to buy any securities of the Company.

Over the course of the next few months, we expect to continue seeking additional financing. The total amount of financing we may seek may be significant, and may be as high as $5 to $6 million. If we succeed in raising such amount, we believe that we would have sufficient capital to fund our operations through October 31, 2009. Thereafter, however, we would likely require additional financing. In the absence of such financing, we will have sufficient capital to fund our operations only through October 31, 2008, based in part on extended payment terms that we have negotiated and obtained with our vendors. On August 18, 2008, we entered into subscription agreements with two investors for the purchase of an aggregate of 2,000,000 shares of common stock at the per-share price of $0.10 per share. As of the date of this filing, however, we have not received proceeds from these subscriptions and have not issued any shares. If we do obtain funds from these two subscriptions, then we believe that (in the absence of any additional financing) we will have capital sufficient to fund our operations through December 31, 2008 even after the satisfaction of our vendors.

Additional financing may not be available on terms favorable to us, especially in light of current debt and equity markets. If additional funds are raised by the issuance of our equity securities, such as through the issuance and exercise of common stock, then existing stockholders will experience dilution of their ownership interest. If additional funds are raised by the issuance of debt or other types of (typically preferred) equity instruments, then we may be subject to certain limitations in our operations, and issuance of such securities may have rights senior to those of the then existing holders of our common stock. If adequate funds are not available or not available on acceptable terms, we may be unable to fund expansion, develop or enhance products or respond to competitive pressures.

During the period from inception (May 1, 2007) to October 31, 2007 and from November 1, 2007 to April 30, 2008, we awarded certain key employees shares of restricted common stock as a form of compensation. In total, we issued 8,610,347 shares to key employees. The total value of all restricted stock awarded (utilizing the principles of SFAS 123R, discussed below under the caption “Critical Accounting Policies”) was $463,360. There were no additional awards made for the six-month period ended April 30, 2008. Using the vesting schedule applicable to each individual grant of restricted stock, compensation expense recorded for the period from inception (May 1, 2007) to October 31, 2007 and from November 1, 2007 to April 30, 2008, totaled $93,970 and $83,453, respectively. During the period ended October 31, 2007, 1,627,736 shares with a fair value of $3,992 were forfeited due to a key employee's departure prior to the lapse of forfeiture restrictions shares of restricted stock were forfeited. The remaining unvested shares awarded, having a total valuation at grant date of $281,945, have been recorded as unearned compensation as of April 30, 2008. As these remaining shares vest, they will be accounted for as additional compensation expense.

Effective as of May 7, 2008, we granted options to three non-employee directors as a means of inducing them to join the Board of Directors, giving each of them the right to purchase up to 200,000 shares of common stock at the per-share price of $0.25. These options may be exercised, to the extent vested, at any time prior to October 24, 2012. Rights to purchase one-half of the shares issuable under the options vested immediately upon issuance, with the remaining rights scheduled to vest in two equal annual installments on each of October 24, 2008 and 2009. Under SFAS No. 123R, for stock-based awards granted after January 1, 2006, we recognize compensation expense based on estimated grant date fair value using the Black-Scholes option-pricing model. Black-Scholes is used to determine the fair value for options issued to both employees and non-employees. The estimated fair value of these stock option grants was $107,000, and will be recorded as stock compensation expense over the vesting period starting on May 7, 2008. We expect to take a third quarter charge of $53,695 as director’s compensation expense for 300,000 vested options awarded to our outside directors.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. We evaluate these estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We consider the following accounting policies to be those most important to the portrayal of our results of operations and financial condition:

Revenue Recognition. Our online real estate brokerage business recognizes revenue at the closing of a real estate transaction. Commissions and rebates due to third party real estate agents or consumers are accrued at the time of closing and treated as an offset to gross revenues. Our mortgage brokerage business recognizes commissions received and loan fees earned at the time a mortgage loan closes.

Income Taxes. Subsequent to the reverse merger on October 24, 2007, we account for income taxes in accordance with SFAS No. 109, as clarified by FIN No. 48, which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred tax assets and liabilities arise from the difference between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. Deferred tax amounts are determined using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change in deferred tax assets and liabilities during the period.

FIN No. 48 requires the recognition of a financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority. See Note 9 to the consolidated financial statements included elsewhere in the Form 10 for additional information regarding income taxes.

Share-Based Compensation. The Company accounts for stock incentive plans under the recognition and measurement provisions of FASB Statement No. 123(R), Share-Based Payments, which requires the measurement and recognition of compensation expense for all stock-based awards based on estimated fair values, net of estimated forfeitures. Share-based compensation expense recognized for the period from inception (May 1, 2007) to October 31, 2007 under Statement 123(R) includes compensation cost for restricted awards.

Intangible Assets. We have two types of intangible assets:

Website Development

The primary interface with the customer in our online real estate broker operation is the Webdigs.com website. Certain costs incurred in development of this website have been capitalized according to provision in Emerging Issues Task Force Issue No. 00-2, Accounting for Website Development Costs (EITF 00-2), and AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. These capitalized costs totaled $413,516 from inception (May 1, 2007) to October 31, 2007. Amortization is on a straight-line based over the estimated useful life of the website of 3 years.

Customer Lists

As part of our acquisitions of HEA and Marquest (See Note 2 to our financial statements for the period from date of inception (May 1, 2007) to October 31, 2007 included elsewhere in this Form 10), we recorded the fair value of pre-existing customer relationships of these two entities. The fair value estimated for each customer list was $27,404 for HEA and $130,859 for Marquest, for a total of $158,263. The fair values of these relationships will be amortized on a straight-line basis (which approximates the anticipated revenue stream) over their estimated useful lives based on an estimated revenue period ranging from 2 to 3 years.

Seasonality of Business

The residential real estate market has traditionally experienced seasonality, with a peak in the spring and summer seasons and a decrease in activity during the fall and winter seasons. We expect revenues in each quarter to be significantly affected by activity during the prior quarter, given the time lag between contract execution and closing.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

ITEM 3. PROPERTIES

We lease approximately 3,000 square feet of space at 3433 Broadway Street NE, Suite 501, Minneapolis, Minnesota 55413, on a month-to-month basis and at a per-month cost of approximately $3,500. The landlord for this office space is MoCo, Inc. which is a shareholder of the Company. Other than our agreement respecting our month-to-month lease, we do not have any written agreements with MoCo, Inc. The Company does rely on MoCo, Inc. to provide website development and support services to the Company. This arrangement, however, is not set forth in a written contract. Instead, MoCo, Inc. generally provides website development and support services at hourly rates that depend on the nature of the services provided. MoCo, Inc. typically bills the Company within 10-20 days after the end of each calendar month.

Marquest Financial, Inc., our wholly owned subsidiary that offers mortgage brokerage services, also leases two office properties. The first property, an office suite of approximately 3,000 square feet located at 3800 American Blvd W, Suite 1400, Bloomington, Minnesota 55431, houses Marquest Financial’s main sales and administrative offices. The lease for this property has a term that expires in August 2009. Marquest Financial leases the property for approximately $5,550 per month. The second property is approximately 1,500 square feet of office space located at 5621 Strand Blvd. Naples, Florida. Maquest Financial leases this space, which is used as its Florida sales office, at a per-month cost of approximately $1,774. The lease for this property expires in May 2009.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the table below identifies the beneficial ownership of:

•	each Company director

•	each executive officer of the Company

•	all executive officers and directors of the Company as a group, and

•	each other beneficial holder (or group of holders) of five percent or more of our common stock

Each person or entity included in the table below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, except as indicated by footnote and subject to community property laws where applicable. Percentage ownership is based on 21,808,840 shares of common stock outstanding as of June 12, 2008. Unless otherwise indicated in the table, all persons have a business address at 3433 Broadway St. NE Suite 501, Minneapolis, MN 55413

Name	Shares Beneficially Owned (1)	Percentage of Outstanding Shares
Robert A. Buntz, Jr. (2)	4,545,710	20.8%
Thomas Meckey (3)	1,304,598	5.9%
Robert L. Lumpkins (4) Po Box 16228 St Louis Park, MN 55416	403,843	1.8%
Steven Sjoblad (5) 5115 Green Farms Rd, Edina, MN 55436	100,000	*
Christopher Larson (6) 8418 W 100th St, Bloomington, MN 55438	100,000	*
Edward Wicker (7)	1,344,598	6.2%
All current executive officers and directors as a group (six persons) (8)	7,798,749	35.3%
Jesse Olson (9)	1,304,598	5.9%
Larry Olson (9)	1,304,598	5.9%
Ed Graca (9)	1,304,598	5.9%

* Less than 1%

(1)
Beneficial ownership is determined in accordance with the applicable rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants (or similar purchase rights) held by that person that are presently exercisable, or will become exercisable within 60 days hereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated, the business address of each of the following persons is 3433 Broadway Street NE, Suite 501, Minneapolis, Minnesota 55413.

(2)	Mr. Buntz is a director of the Company and the Company’s Chief Executive Officer and President.

(3)
Mr. Meckey is a director of the Company, and also serves as Vice President of Operations. 644,000 shares held by Mr. Meckey are contractually restricted pursuant to the Company’s Restricted Stock Plan and the terms and conditions of a Member Services Agreement by and between Mr. Meckey and Webdigs, LLC, dated as of October 22, 2007. Restrictions lapse thereunder based on certain service-based conditions set forth in the Member Services Agreement. All restricted shares are eligible to vest on July 15, 2009.

(4)
Mr. Lumpkins is a non-employee director of the Company. Of those shares set forth on the table, 100,000 shares are issuable upon exercise of vested options to purchase common stock. In addition, 203,843 outstanding common shares are held jointly with Mr. Lumpkins’ spouse.

(5)	Mr. Sjoblad is a non-employee director of the Company. Of those shares set forth on the table, 100,000 shares are issuable upon exercise of vested options to purchase common stock.

(6)	Mr. Larson is a non-employee director of the Company. All 100,000 shares are issuable upon exercise of vested options to purchase common stock.

(7)
Mr. Wicker is the Company’s Chief Financial Officer. 644,000 shares held by Mr. Wicker are contractually restricted pursuant to the Company’s Restricted Stock Plan and the terms and conditions of a Member Services Agreement by and between Mr. Wicker and Webdigs, LLC, dated as of October 22, 2007. Restrictions lapse thereunder based on certain service-based conditions set forth in the Member Services Agreement. All restricted shares are eligible to vest on July 15, 2009.

(8)	Includes Messrs. Buntz, Meckey, Lumpkins, Sjoblad, Larson and Wicker.

(9)
644,000 shares held by the stockholder are contractually restricted pursuant to the Company’s Restricted Stock Plan and the terms and conditions of a Member Services Agreement by and between the stockholder and Webdigs, LLC. Restrictions lapse thereunder based on certain service-based conditions set forth in the Member Services Agreement. All restricted shares are eligible to vest on July 15, 2009.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Directors, Executive Officers and Other Key Employees

Our Board of Directors and management team includes:

Name	Age	Position(s)	Independent Director
Robert A. Buntz, Jr.	56	Director (Chairman), Chief Executive Officer and President	No
Robert L. Lumpkins	64	Director	Yes
Steven Sjoblad	58	Director	Yes
Christopher Larson	36	Director	Yes
Thomas Meckey	32	Director, Vice President of Operations	No
Edward Wicker	48	Chief Financial Officer	N/A

Biographies for the members of our Board of Directors and our management team are set forth below:

Robert A. Buntz, Jr., has served as a director of the Company, including Webdigs, LLC, since inception in April 2007. Mr. Buntz has been an entrepreneur for more than 30 years and a real estate broker for more than 25. In 1981, Mr. Buntz developed the award-winning Bluefin Bay on Lake Superior, Tofte, Minnesota, and operated that resort until 2007. Among other achievements, Mr. Buntz’s development company donated the land, time and funding to help create the North Shore Commercial Fishing Museum, and Mr. Buntz created and developed one of the first rural affordable housing projects, Tofte Homestead. From 1984 through 2006, and while he was simultaneously operating Bluefin Bay, Mr. Buntz was the owner and operator of Tofte Land Co., Inc., a real estate holding and brokerage firm. He now has more than 25 years of hospitality experience as an owner-operator of destination properties.

Mr. Buntz has served on the board of directors of the Explore Minnesota Tourism Council and the (Minnesota) Governor’s Tourism Advisory Committee for more than 15 years. Currently, Mr. Buntz is a board member and past-chair of the board of the American Museum of Asmat Art. Mr. Buntz received the (Minnesota) Governor’s Entrepreneurship Award from Governor Rudy Perpich and the Outstanding Individual in Tourism Award from Governor Jesse Ventura. He is a graduate of Grinnell College.

Robert L. Lumpkins was appointed as a director of the Company on October 25, 2007. Mr. Lumpkins is currently the Chairman of the Board of The Mosaic Company, a NYSE-listed crop nutrition business with revenues of $7 billion. Mr. Lumpkins retired in the fall of 2006 as an executive and board member of Cargill Incorporated, a global commodity trading and processing company with over $70 billion in revenues and 150,000 employees. He served in a variety of financial and general management assignments during his 38 years with Cargill, including Chief Financial Officer (1989-2005) and Vice Chairman (1995-2006). He also serves as a director of Ecolab Inc., and as the chairman of Black River Asset Management LLC (a $10 billion fixed-income-oriented asset management company). He is a trustee of Howard University in Washington, D.C. Mr. Lumpkins is a graduate of the University of Notre Dame and the Stanford Graduate School of Business.

Steven Sjoblad was appointed as a director of the Company on October 25, 2007. Steve Sjoblad has more than 35 years of corporate strategy and marketing expertise. Mr. Sjoblad spent 19 years building Fallon McElligott, one of the world’s preeminent advertising agencies, where he guided global strategy and marketing programs for industry leaders and has worked in virtually every consumer and business-to-business category (1981-1999). From 2001 through 2003, Mr. Sjoblad ran Global Consumer Services for Fair Isaac Corporation (NYSE: FIC), originated the myFICO.com business and ran the Fair Isaac Marketing Services business, transforming it into a “precision marketing unit.” Additionally, he was a member of the Fair Isaac Executive Committee and held the position of Chief Marketing Officer. From 2003 through 2006, Mr. Sjoblad worked as an independent business consultant. Since 2006, Mr. Sjoblad has served as the Chairman and Chief Executive Officer of Captira Analytical, a software, data and analytics firm serving the criminal justice vertical market based in Albany, NY. Mr. Sjoblad is also Chairman of uBid.com (UBHI.OB), an online retailer, a board member of Schwan’s Foods, a $3.6 billion international food concern, and a founder and board member of Fluxion, LLC, a marketing automation concern.

Christopher Larson was appointed as a director of the Company on October 25, 2007. Mr. Larson is a co-founder and has served as Chief Financial Officer of Cash Systems Inc. (AMEX: CKNN), a provider of cash access service to the casino industry, from June 1999 to January 2005. In January 2005, Mr. Larson was promoted to Chief Operating Officer of Cash Systems. Mr. Larson served as a director of Cash Systems after that company went public in October 2001 until January 2006. Mr. Larson is presently also the Chief Executive Officer and President, and director of Western Capital Resources, Inc. (f/k/a URON Inc). Mr. Larson is a certified public accountant.

Thomas Meckey was appointed as a director of the Company on October 24, 2007. Mr. Meckey also currently serves as the Vice President of Operations and was a co-founder of Webdigs, LLC. Mr. Meckey has five years of experience in residential real estate and finance. Mr. Meckey’s real estate and finance career includes his founding of Home Equity Advisors, LLC in 2006, serving as a realtor with Re/Max Results from 2004 to 2007, and serving as a loan officer with Wealth Spring Mortgage from 2004 to 2006. Prior to that, Mr. Meckey worked as a software consultant to Ben Nevis, Inc. (2002-2003), an account executive at Adytum Software Co. (2000-2002), and as a consultant with JD Edwards ERP Business Unit, which is a division of Ernst & Young, LLP (1998-2000). Mr. Meckey is a graduate of the University of Pittsburgh and holds a degree in Information Sciences.

Edward Wicker has served as the Chief Financial Officer of the Company, including Webdigs, LLC, since September 2007. Mr. Wicker provides a combination of large and small company finance executive experience. Most recently, Mr. Wicker has served as CFO of several start-up companies in the Twin Cities, including Tailor Building Systems (2005-2007), Michelina’s Inc. (2002), and Wireless Ronin Technologies (2001-2002). Mr. Wicker also founded KMR Designs in 2002, which was a niche supplier of ultra high performance custom winter accessories supplying people who worked and played outdoors for long periods at below-zero temperatures. Prior to these positions, Mr. Wicker had a long career at personal care products maker Coty, Inc., where he served in several senior finance executive positions. His final ten years with Coty were spent in Europe, where he served as VP of Finance at Spanish and UK subsidiaries, as well as controller of Coty’s global operations division. Prior to Europe, Mr. Wicker served as finance director of Coty’s then sister company—Reckitt Benckiser US Consumer Products Division. Prior to working at Reckitt, he began his career at Ecolab, where he worked in internal audit and financial analyst positions. Mr. Wicker holds undergraduate and MBA degrees from the University of Minnesota’s Carlson school of management. Mr. Wicker is a CPA.

Promoter of Select Video

Under applicable SEC rules, Mr. Daniel J. Shrader (formerly the Chief Executive Officer of Select Video) may be deemed to be a “promoter” of the Company. Under SEC Regulation S-K, the Company is required to make certain disclosures about its promoters. In October 2002, Mr. Shrader settled claims relating to an NASD action alleging that he had violated Rule 10b-5 with respect to the purchase and sale of securities of a public company while in possession of material non-public (inside) information. As part of the settlement, Mr. Shrader consented to a permanent bar from association with any NASD member firm (i.e., broker-dealer firm).

ITEM 6. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for each of the last two fiscal years awarded to or earned by (i) our Chief Executive Officer during the period from inception (May 1, 2007) to October 31, 2007; and (ii) our four most highly-compensated executive officers (other than the Chief Executive Officer) who served in such capacity at October 31, 2007 and who received in excess of $100,000 in salary and bonus during the fiscal year ended October 31, 2007 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		All Other Compensation ($)	Total ($)
Robert A. Buntz, Jr., Chief Executive Officer and President (1)	2007	$100,000	(2)	$0	$0		$0	$100,000
Daniel J. Shrader, Chief Executive Officer (3)	2007	0		0	90,000	(4)	0	90,000

(1)
Mr. Buntz become our President and Chief Executive Officer on October 24, 2007. Mr. Buntz is also the Chairman of our Board of Directors. Mr. Buntz did not receive any contractually restricted stock during 2007.

(2)	$85,000 of this amount was paid in the form of stock in lieu of cash compensation.

(3)	Mr. Shrader was the Chief Executive Officer of Select Video, Inc. prior to the October 24, 2007 merger transaction with Webdigs, LLC.

(4)
Amounts listed reflects the estimated fair value of a stock award of 900,000 shares of Select Video based on contemporaneous sales of common stock of Select Video prior to the October 24, 2007 merger transaction with Webdigs, LLC.

Employment Agreements with Executives and Key Personnel

We do not currently have an employment agreement with Mr. Buntz. Nevertheless, our wholly owned operating subsidiary, Webdigs, LLC, is party to a Members Services Agreement with Mr. Buntz. In that agreement, Mr. Buntz has agreed not to compete against Webdigs for a period of one year following any termination of service, regardless of the reason for such termination, and has also agreed to customary confidentiality and invention-assignment provisions. The Member Services Agreement with Mr. Buntz provides that Mr. Buntz be paid an annual salary of $120,000 for the year ending October 31, 2008.

We have also entered into Member Services Agreements with Mr. Edward Wicker, our Chief Financial Officer, and Mr. Thomas Meckey, our Vice President of Operations, through our wholly owned operating subsidiary, Webdigs, LLC. In the Member Services Agreements with Messrs. Wicker and Meckey, we have agreed to pay each of them an annual salary of $60,000, and each of Messrs. Wicker and Meckey have agreed not to compete against Webdigs for a period of one year following any termination of service, regardless of the reason for such termination, and have also agreed to customary confidentiality and invention-assignment provisions.

Outstanding Equity Awards at Fiscal Year End

As of October 31, 2007, we had no options, warrants, unvested stock awards or equity incentive plan awards issued and outstanding in the name of any of the named executive officers.

Director Compensation

Our non-employee directors have elected to forego any compensation for participating in Board of Directors and committee meetings telephonically until such time as we become profitable over the course of an entire fiscal year, at which time the Board of Directors may reconsider the structure of its director compensation. In general, director compensation will be subject to review and adjustment from time to time at the discretion of our Board of Directors.

In May 2008, we granted options to three non-employee directors in connection with inducing them to join, and as a means of inducing them to remain on, our Board of Directors. The options we granted give each of them the right to purchase up to 200,000 shares of common stock at the per-share price of $0.25. These options may be exercised, to the extent vested, at any time prior to October 24, 2012. Rights to purchase one-half of the shares issuable under the options vested immediately upon issuance, with the remaining rights vesting in two equal annual installments on each of October 24, 2008 and 2009.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS; DIRECTOR INDEPENDENCE

Transactions with Related Persons

None.

Transactions with Promoters

Under applicable SEC rules, Mr. Daniel J. Shrader (formerly the Chief Executive Officer of Select Video) may be deemed to be a “promoter” of the Company. Under SEC Regulation S-K, the Company is required to make certain disclosures about its promoters. In particular, Mr. Shrader received an aggregate of 900,000 shares of common stock of the Company during his service as Chief Executive Officer of Select Video in consideration of his discharge of the duties and responsibilities of such office. Mr. Shrader did not receive any other compensation, in any form, from Select Video (or Webdigs) with respect to his service as Chief Executive Officer of Select Video or otherwise.

Director Independence

The Board of Directors is comprised of a majority of “independent” directors as defined in Rule 4200(a)(15) of the NASDAQ Stock Market. The independent directors are identified by name in the chart that appears in the “Management and Board of Directors” section of this filing.

Our Board of Directors has an Audit Committee consisting solely of members who are independent as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market. In addition, each member of the Audit Committee is independent as defined in Exchange Act Rule 10A-3, a non-employee director under the rules of the SEC, and an outside director under the rules of the Internal Revenue Service. The Board of Directors does not have a standing nominating or compensation committee (or other committees differently designed and performing similar functions.) Instead, our entire Board of Directors performs the functions traditionally discharged by nominating and compensation committees.

ITEM 8. LEGAL PROCEEDINGS

We are not currently a party to any material litigation and are not aware of any threatened litigation that would have a material effect on our business.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not, and has never been publicly traded. As such, there is currently no market for our common stock. We anticipate that one or more registered broker-dealers may apply to have our common stock listed on the OTC Bulletin Board following the effective date of this registration statement. Nevertheless, the process of applying for quotation on the OTC Bulletin Board is undertaken and controlled by one or more market-makers (broker-dealers who agree to make a market for our common stock) and is largely outside of our control. Accordingly, we cannot be certain that our common stock will be listed on the OTC Bulletin Board or that, even if listed at some time in the future, an active market will ever develop.

As of the date of this filing, we had outstanding options for the purchase of up to 600,000 shares of our common stock, but no other outstanding securities convertible into or excercisable for any shares of our common (or other capital) stock. As of the date of this filing, there are approximately 264,077 shares of common stock that may potentially be sold without restriction and limitation. The Company has not, as of the date of this filing, agreed to register the resale of any common shares by securityholders.

Holders

As of the date of this filing, we had approximately 200 holders of record of our common stock.

Dividends

We have not paid any dividends on our common stock and do not anticipate paying any such dividends in the near future. Instead, we intend to use any earnings for future acquisitions and expanding our business. Nevertheless, at this time there are not any restrictions on our ability to pay dividends on our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below sets forth certain information, as of the close of business on October 31, 2007, regarding equity compensation plans (including individual compensation arrangements) under which our securities were then authorized for issuance.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column a)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	0	0	0

Equity compensation plans not approved by shareholders (1)	8,610,347	N/A	None

(1) All shares reflected in the table were subject to our 2007 Restricted Stock Plan entered into with certain key employees of the Company.

In addition, we granted options to three non-employee directors in May 2008. The options we granted give each of them the right to purchase up to 200,000 shares of common stock at the per-share price of $0.25. These options may be exercised, to the extent vested, at any time prior to October 24, 2012. Rights to purchase one-half of the shares issuable under the options vested immediately upon issuance, with the remaining rights vesting in two equal annual installments on each of October 24, 2008 and 2009.

Presently, we are not required by applicable state law or the listing standards of any self-regulatory agency (e.g., the OTC Bulletin Board, NASD, AMEX or NYSE) to obtain the approval of our securityholders prior to issuing any such compensatory options, warrants or other rights to purchase our securities.

Potential Anti-Takeover Effects

Certain provisions set forth in our Amended and Restated Certificate of Incorporation, as amended, in our bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Blank Check Preferred Stock. Our Certificate of Incorporation and bylaws contain provisions that permit us to issue, without any further vote or action by the stockholders, up to 125,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called only by the chairman or by our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the board call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

While the foregoing provisions of our certificate of incorporation, bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of ten percent or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Transfer Agent and Registrar

Our transfer agent is Florida Atlantic Stock Transfer, Inc., located at 7130 Nob Hill Road, Tamarac, Florida 33321. The transfer agent’s telephone number is (954) 726-4954. The transfer agent is registered under the Securities and Exchange Act of 1934.

Listing

Our common stock is currently not listed on any stock exchange or consolidated quotation or reporting system.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

Since October 31, 2007 (the Company’s most recent fiscal year):

The Company has sold and issued an aggregate of 3,970,000 shares of common stock in a private placement offering exempt from registration under Rule 506 of the Securities Act of 1933 from the period from November 1, 2007 through the date of this filing. The shares were sold to a total of 35 accredited investors in Minnesota (and related offers and sales were exempt from the registration requirements of the Minnesota Securities Act). 3,710,000 of these shares were sold at the per-share price of $0.25, and 260,000 of these shares were sold at the per-share price of $0.18, resulting in aggregate gross proceeds to the Company of $974,300. In connection with their investment, these investors represented to us in writing that they were “accredited investors” (as defined by Rule 501 under the Securities Act of 1933) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time.

In addition, in August 2008 we entered into subscription agreements with two individual investors. Under these subscription agreements, we agreed to sell 2,000,000 shares at the per-share price of $0.10 (for aggregate gross proceeds of $200,000). Neither of these investors were accredited. Nevertheless, these investors were represented by a purchaser representative and they (and the purchaser representative) represented to us that the investors, together with the purchaser representative, possessed such knowledge and experience in financial, business and tax matters so as to be capable of evaluating the relative merits and risks of an investment in our securities. In addition, we furnished these individuals with the financial and non-financial information required by Rule 502 under the Securities Act of 1933. We also received representations from these investors that they were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. As of the date of this filing, we have received $35,000 from one of the investors under his subscription agreement, and 350,000 shares are presently pending issuance.

In all of the offers and sales discussed above, the Company did not pay any commissions or finders fees in connection with these investments. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. No general solicitation was undertaken by the issuer in connection with the offer or sale of these securities. Based on the foregoing, the Company believes these offers and sales were exempt from the registration requirements of the Securities Act under Section 4(2) and Regulation D (Rule 506) thereunder. All of the certificates representing shares sold in the offering contain a restrictive legend indicating that the transferability of the shares is restricted under the Securities Act of 1933.

From October 31, 2005 to October 31, 2007:

Select Video issued to one person a total of 2,500 common shares for management-related consulting services in March 2006. Select Video did not pay any commissions or finders fees in connection with the offer or sale of these shares. Furthermore, there was no general solicitation was undertaken by the issuer in connection with the offer or sale of these securities and there was only one recipient of the securities. Based on the foregoing, the Company believes this offer and sale was exempt from the registration requirements of the Securities Act under Section 4(2).

Select Video issued to one person an aggregate of 13,750 common shares for management-related consulting services from April to June 2006. Select Video did not pay any commissions or finders fees in connection with the offer or sale of these shares. Furthermore, there was no general solicitation was undertaken by the issuer in connection with the offer or sale of these securities and there was only one recipient of the securities. Based on the foregoing, the Company believes this offer and sale was exempt from the registration requirements of the Securities Act under Section 4(2).

Select Video issued 2,700,000 common shares for management services to three officers and directors in August 2007. Select Video did not pay any commissions or finders fees in connection with these investments. In connection with their investment, the investors represented in writing that they were “accredited investors” (as defined by Rule 501 under the Securities Act of 1933) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. No general solicitation was undertaken by the issuer in connection with the offer or sale of these securities. Based on the foregoing, the Company believes these offers and sales were exempt from the registration requirements of the Securities Act under Sections 4(6) and 4(2).

Select Video issued an aggregate of 650,000 common shares in August and September 2007 in a private placement offering exempt from registration under Rule 506 of the Securities Act of 1933. The shares were sold to a total of nine accredited investors in Minnesota (and related offers and sales were exempt from the registration requirements of the Minnesota Securities Act) at the per-share price of $0.10, resulting in aggregate gross proceeds to the Company of $65,000. Select Video did not pay any commissions or finders fees in connection with these investments. In connection with their investment, the investors represented in writing that they were “accredited investors” (as defined by Rule 501 under the Securities Act of 1933) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. No general solicitation was undertaken by the issuer in connection with the offer or sale of these securities.None of the shares issued in the private placement were registered under the Securities Act of 1933, and all of the certificates representing shares sold in the offering contain a restrictive legend indicating that the transferability of the shares is restricted under the Securities Act of 1933.

Select Video issued to one person 300,000 common shares for real estate-related consulting services in October 2007. Select Video did not pay any commissions or finders fees in connection with the offer or sale of these shares. Furthermore, there was no general solicitation was undertaken by the issuer in connection with the offer or sale of these securities and there was only one recipient of the securities. Based on the foregoing, the Company believes this offer and sale was exempt from the registration requirements of the Securities Act under Section 4(2). Based on near contemporaneous sales of Select Video common stock, these shares had an aggregate offering price or value of $30,000.

Select Video issued an aggregate of 15,818,251 common shares to a total of 19 persons and entities in the merger transaction with Webdigs, LLC on October 24, 2007. None of the shares issued in the merger transaction were registered under the Securities Act of 1933, and all of the certificates representing shares issued in the merger transaction contain a restrictive legend indicating that the transferability of the shares is restricted under the Securities Act of 1933. A total of 1,627,737 contractually restricted shares originally issued in the merger transaction were subsequently forfeited.

Webdigs issued an aggregate of 300,000 common shares on October 25, 2007 and October 27, 2007 in a private placement offering exempt from registration under Rule 506 of the Securities Act of 1933. The shares were sold to a total of two accredited investors in Minnesota (and related offers and sales were exempt from the registration requirements of the Minnesota Securities Act) at the per-share price of $0.25, resulting in aggregate gross proceeds to the Company of $75,000. Webdigs, LLC did not pay any commissions or finders fees in connection with these investments. In connection with their investment, the investors represented to us in writing that they were “accredited investors” (as defined by Rule 501 under the Securities Act of 1933) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. No general solicitation was undertaken by the issuer in connection with the offer or sale of these securities. None of the shares issued in the private placement were registered under the Securities Act of 1933, and all of the certificates representing shares sold in the offering contain a restrictive legend indicating that the transferability of the shares is restricted under the Securities Act of 1933.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following is a description of our capital stock and the material provisions of our certificate of incorporation, bylaws and certain agreements to which we and our stockholders are parties. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and such other agreements, copies of which are available as set forth under “Where You Can Find More Information.”

General

As of June 12, 2008, 21,808,840 shares of our common stock were issued and outstanding, and there were 200 holders of record of our common stock. As of the same date, our authorized capital consisted of 250,000,000 shares of capital stock, par value $0.001 per share, of which 125,000,000 shares are designated for issuance as common stock and 125,000,000 shares are designated for issuance as preferred stock. As of June 12, 2008, we also had outstanding options for the purchase of up to an aggregate of 600,000 shares of our common stock.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

Under our Amended and Restated Certificate of Incorporation, as amended, our Board of Directors is authorized, subject to limitations prescribed by law, to issue up to 125,000,000 shares of preferred stock in one or more series without further stockholder approval. The Board of Directors has discretion to fix the number of shares of each series of our preferred stock and to determine the rights, preferences, privileges and restrictions of any preferred stock, including without limitation voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. Accordingly, our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under our Amended and Restated Certificate of Incorporation, as amended, we are required to indemnify and hold harmless, to the fullest extent permitted by law, each person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of ours or, while a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the certificate of incorporation, we are required to indemnify a Covered Person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (or part thereof) commenced by such Covered Person only if the commencement of such action, suit or proceeding (or part thereof) by the Covered Person was authorized by our Board of Directors.

In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or to our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Webdigs, Inc.
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheet of Webdigs, Inc. (the Company) as of October 31, 2007 and the related statement of operations, changes in stockholders’ equity, and cash flows from inception (May 1, 2007) to October 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webdigs, Inc. as of October 31, 2007, and the results of its operations and its cash flows from inception (May 1, 2007) to October 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered losses from operations since inception (May 1, 2007) and has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Carver Moquist & O’Connor, LLC

Bloomington, Minnesota
June 17, 2008

WEBDIGS, INC.

CONSOLIDATED BALANCE SHEET
October 31, 2007

ASSETS

Current assets:
Cash and cash equivalents	$113,280
Commissions and fees receivable	12,255
Prepaid expenses and deposits	19,192

Total current assets	144,727

Office equipment and fixtures, net	55,699

Intangible assets, net	556,868

Total assets	$757,294

The accompanying notes are an integral part of these consolidated financial statements.

WEBDIGS, INC.

CONSOLIDATED BALANCE SHEET (continued)
October 31, 2007

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capital lease obligations	$8,929
Accounts payable	98,581
Accounts payable - minority stockholder	274,413
Due to officer	17,601
Accrued expenses:
Professional fees	50,000
Commissions	11,183
Insurance and other	11,902

Total current liabilities	472,609

Long term liabilities:
Capital lease obligations, less current portion	36,470

Total long term liabilities	36,470

Total liabilities	509,079

Stockholders' equity
Common stock - $.001 par value; 125,000,000 shares authorized as common stock and an additional 125,000,000 shares designated as either common or preferred stock; 18,442,840 common shares
issued and outstanding	18,443
Additional paid-in capital	832,488
Accumulated deficit	(602,716)

Total stockholders' equity	248,215

Total liabilities and stockholders' equity	$757,294

The accompanying notes are an integral part of these consolidated financial statements.

WEBDIGS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
From Inception (May 1, 2007) to October 31, 2007

Revenue:
Gross revenue	$105,675
Less: customer rebates and third-party agent commissions	(5,821)

Net revenues	99,854

Operating expenses:
Selling	385,955
General and administrative	316,615

Total operating expenses	702,570

Operating loss	(602,716)

Interest expense	-

Net loss before income taxes	(602,716)

Income tax provision	-

Net loss	$(602,716)

Net loss per common share - basic and diluted	$(0.06)

Weighted average common shares outstanding - basic and diluted	9,359,494

The accompanying notes are an integral part of these consolidated financial statements.

WEBDIGS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
Inception (May 1, 2007) to October 31, 2007

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance at inception (May 1, 2007)	-	$-	$-	$-	$-

Issuance of founders' shares	4,403,020	4,403	6,097	-	10,500

Restricted common stock awards - value at grant date	8,610,347	8,610	(8,610)	-	-

Shares issued to acquire Home Equity Advisors, LLC	260,920	261	31,739	-	32,000

Shares issued to acquire Marquest Financial, Inc.	260,920	261	63,739	-	64,000

Shares issued in private placement offering net of issuance costs of $6,563, pre-merger	1,936,510	1,936	466,501	-	468,437

Shares issued to officer (CEO) in lieu of cash compensation	346,534	347	84,653	-	85,000

Preferred dividends paid prior to the reverse merger with Select Video, Inc.	-	-	(5,857)	-	(5,857)

Recapitalization of shares issued by Select Video, Inc. prior to the merger	3,952,325	3,952	23,929	-	27,881

Shares issued in private placement offering, post-merger	300,000	300	74,700	-	75,000

Compensation related to vesting of restricted common stock awards, net of forfeitures	(1,627,736)	(1,627)	95,597	-	93,970

Net loss for the period from inception (May 1, 2007) to October 31, 2007	-	-	-	(602,716)	(602,716)

Balances, October 31, 2007	18,442,840	$18,443	$832,488	$(602,716)	$248,215

The accompanying notes are an integral part of these consolidated financial statements.

WEBDIGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
From Inception (May 1, 2007) to October 31, 2007

Cash flows from operating activities:
Net loss	$(602,716)
Adjustments to reconcile net loss to net cash flows
used in operating activities:
Depreciation	1,492
Amortization	14,911
Share based compensation	178,970
Changes in operating assets and liabilities:
Commissions and fees receivable	6,288
Prepaid expenses and deposits	(8,837)
Accounts payable	43,942
Accounts payable - minority stockholder	274,413
Accrued expenses	34,656
Net cash flows used in operating activities	(56,881)

Cash flows from investing activities:
Payments for web-site development costs	(413,516)
Purchase of equipment and fixtures	(17,386)
Cash paid in connection with acquisition of HEA,
net of cash acquired totaling $1,896	(92)
Cash acquired with acquisition of Marquest,
net of legal costs of $560	7,593
Cash obtained from reverse merger with Select Video, Inc.	27,881
Net cash flows used in investing activities	(395,520)

Cash flows from financing activities:
Payment of preferred dividends	(5,857)
Issuance of common stock, net of issuance costs of $6,563	553,937
Increase in due to officer	17,601
Net cash flows provided by financing activities	565,681

Net change in cash and cash equivalents	113,280

Cash and cash equivalents, at May 1, 2007	-

Cash and cash equivalents, at October 31, 2007	$113,280

The accompanying notes are an integral part of these consolidated financial statements.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Webdigs, Inc. (“the Company”) was incorporated on May 25, 1994 under the name of Select Video, Inc. The Company changed to its current name on October 23, 2007. Select Video, Inc. was an inactive shell from February 29, 2000 to October 24, 2007 when it entered into a Agreement and Plan of Merger and Reorginization whereby it agreed to issue 15,818,251 shares of its common stock to its subsidiary Select Video Acquisition, LLC which in-turn used those shares to acquire all of the outstanding units of Webdigs, LLC, a private company organized in the state of Minnesota resulting in Webdigs, LLC as the surviving entity. Webdigs, LLC, based in Minneapolis, MN, was organized on May 1, 2007 and consists of two strategic operating segments; (1) mortgage broker, assisting homeowners in refinancing their home mortgages and assisting new home buyers in qualifying for home mortgages and brokering the financing, (2) online real estate broker, offering the same customer experience as a full service broker utilizing a flat fee structure for listing services to their selling customers and a graduated fee structure for their buying customers by rebating two-thirds of its broker commissions. The mortgage broker segment operates under the names of Home Equity Advisors, LLC (HEA) and Marquest Financial, Inc. (Marquest). The online real estate broker segment operates as Webdigs, LLC.

Upon completion of the transaction on October 24, 2007, Webdigs, LLC became a wholly owned subsidiary of Webdigs, Inc. Since the transaction resulted in the existing members of Webdigs, LLC acquiring control of Webdigs, Inc., for financial statement purposes, the merger has been accounted for as a recapitalization of Webdigs, Inc. (a reverse merger with Webdigs, LLC as the accounting acquirer).

The operations of Webdigs, LLC are the only continuing operations of the Company. In accounting for this transaction, Webdigs, LLC was deemed to be the purchaser and parent company for financial reporting purposes. Accordingly, its net assets were included in the consolidated balance sheet at their historical value. The accompanying consolidated financial statements as of October 31, 2007 present the historical financial information of Webdigs, LLC. The outstanding member units of Webdigs, LLC from May 1, 2007 to October 24, 2007 have been restated to reflect the shares issued upon the reorganization. The accompanying consolidated financial statements as of October 31, 2007 present the historical financial information of Webdigs, LLC from the period from inception (May 1, 2007) to October 31, 2007 consolidated with Webdigs, Inc. from the date of reorganization (October 24, 2007) to October 31, 2007.

Consolidation Policies

The consolidated financial statements for the period from inception (May 1, 2007) to October 31, 2007 include the accounts of Webdigs, Inc. and its wholly-owned subsidiary, Webdigs, LLC, which includes Marquest Financial, Inc., Home Equity Advisors, LLC, and Credit Garage, Inc. as wholly-owned subsidiaries, collectively the Company. All significant intercompany accounts and transactions have been eliminated in the consolidation.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

Segment Information

SFAS No. 131 Disclosure About Segments of an Enterprise and Related Information defines operating segments as components of a company about which separate financial information is evaluated regularly by the chief decision maker in deciding how to allocate resources and assess performance. The Company has identified two operating segments: mortgage brokerage and online real estate brokerage.

Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, commissions and fees receivable, accounts payable and accrued expenses. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to estimate the fair value of all financial instruments at the balance sheet date. The Company considers the carrying value of its financial instruments in the consolidated financial statements to approximate fair value due to their short-term nature.

Cash and Cash Equivalents

For purposes of balance sheet presentation and reporting of cash flows, the Company considers all unrestricted demand deposits, money market funds and highly liquid debt instruments with an original maturity of less than 90 days to be cash and cash equivalents.

Commissions and Fees Receivable

Loan commissions and fees receivable are recorded at the amount the Company expects to collect on loans or real estate transactions closed. These receivables represent broker commission balances due from the Company’s investors/lenders or listing real estate brokers and usually are settled within 10-15 days after closing.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

The Company reviews the outstanding receivables on a monthly basis and receivables are considered past due when payment has not been received 30 days after a loan closes. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to accounts receivable. Historically, the Company has not experienced significant losses related to receivables from individual customers. At October 31, 2007, the Company considers its accounts receivable to be fully collectible and therefore, has not recorded an allowance for doubtful accounts.

Impairment of Long-Lived Assets

In accordance with Statements of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as website development costs, furniture, equipment and customer lists, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Intangible Assets

The Company has two types of intangible assets:

Website Development

The primary interface with the customer in the Company’s online real estate broker operation is the Webdigs.com website. Certain costs incurred in development of this website have been capitalized according to provisions in Emerging Issues Task Force Issue No. 00-2, Accounting for Website Development Costs (EITF 00-2), and AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. These capitalized costs totaled $413,516 from inception (May 1, 2007) to October 31, 2007. Amortization is on a straight-line basis over the estimated useful life of the website of 3 years.

Customer Lists

As part of the Company’s acquisitions of HEA and Marquest (See Note 2), the Company recorded the fair value of the pre-existing customer relationships of these two entities. The fair value estimated for each customer list was $27,404 for HEA and $130,859 for Marquest for a total of $158,263. The fair values of these relationships will be amortized on a straight-line basis (which approximates the anticipated revenue stream) over their estimated useful lives based on an estimated revenue period ranging from 2 to 3 years.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

Office Equipment and Fixtures

Office equipment and fixtures are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets ranging from two to seven years. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in operating income.

Revenue Recognition

The Company’s mortgage brokerage business recognizes commissions received and loan fees earned at the time a mortgage loan closes.

The real estate brokerage business recognizes revenue at the closing of a real estate transaction. Commissions and rebates due to third party real estate agents or consumers are accrued at the time of closing and treated as an offset to gross revenues.

SAB 104 states that “revenue should not be recognized until it is realizable and earned.” In the case of our real estate brokerage and mortgage brokerage businesses, we have not delivered our service and are not entitled to receive any benefit for our service until the associated transaction has closed. Up until such time, there is no firm commitment for the real estate or mortgage client to pay any fees to the Company. Therefore, we consider the closing of a transaction to be the revenue-triggering event. Once a transaction has closed, the Company has great probability of collecting the entire fee due from the client.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and items defined as other comprehensive income (loss). Items defined as other comprehensive income (loss) include items such as foreign currency translation adjustments and unrealized gains and losses on certain marketable securities. For the period from inception (May 1, 2007) to October 31, 2007, there were no adjustments to net loss to arrive at comprehensive loss.

Net Loss per Common Share

Basic net loss per common share is computed by dividing net loss applicable to common shareholders by the weighted average number of commons shares outstanding during the periods presented. Diluted net loss per common share is determined using the weighted average number of common shares outstanding during the periods presented, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of options, warrants and conversion of convertible debt. In periods where losses are reported, the weighted average number of commons shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. The Company did not have any common stock equivalents outstanding at October 31, 2007.

Income Taxes

Subsequent to the reverse merger on October 24, 2007, the Company accounts for income taxes in accordance with SFAS No. 109, as clarified by FIN No. 48, which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred tax assets and liabilities arise from the difference between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. Deferred tax amounts are determined using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change in deferred tax assets and liabilities during the period.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

FIN No. 48 requires the recognition of a financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority. See Note 9 to the consolidated financial statements for additional information regarding income taxes.

Share-Based Compensation

The Company accounts for stock incentive plans under the recognition and measurement provisions of FASB Statement No. 123(R), Share-Based Payments, which requires the measurement and recognition of compensation expense for all stock-based awards based on estimated fair values, net of estimated forfeitures. Share-based compensation expense recognized for the period from inception (May 1, 2007) to October 31, 2007 under Statement 123(R) includes compensation cost for restricted stock awards.

Advertising

The Company expenses advertising costs as incurred. Advertising expense amounted to $150,599 for the period from inception (May 1, 2007) to October 31, 2007.

Concentrations, Risks and Uncertainties

Instability of the Housing and Mortgage Sectors in the Company’s Regional Markets:

The Company’s operations are concentrated within the mortgage origination and real estate brokerage industries throughout the Unites States and its prospects for success are tied indirectly to interest rates and the general housing and business climates in these regions.

Cash Deposits in Excess of Federally Insured Limits:

The Company maintains cash balances at two financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At times, the cash balances in these accounts may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes they are not exposed to any significant credit risk on cash and cash equivalents.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

2	GOING CONCERN

The Company has incurred significant operating losses from inception (May 1, 2007) to October 31, 2007. At October 31, 2007, the Company reports a negative working capital position of $327,882, accumulated deficit of $602,716 and a stockholders’ equity of $248,215. It is management’s opinion that these facts raise substantial doubt about the Company’s ability to continue as a going concern without additional debt or equity financing.

In order to meet its working capital needs through the next twelve months, the Company plans to seek additional financing, which could involve the issuance of equity, debt and/or equity-linked securities. The Company is also looking to reduce advertising expenditures and increase revenues through its existing customer base and website traffic.

3	ACQUISITIONS

The following acquisitions were accounted for as a purchase in accordance with the Statement of Financial Accounting Standards No. 141, Business Combinations; accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair values determined by the Company’s management based upon information currently available and on current assumptions as to future operations.

HEA

On July 15, 2007, the Company (then operating as Webdigs, LLC) acquired all issued and outstanding units of HEA for a total purchase price of $32,000 by issuing 64,000 member units valued at $0.50 per unit. The 64,000 units were converted into 260,920 shares of common stock on October 24, 2007 in connection with the reverse merger. The Company also incurred acquisition costs of $1,998.

The total purchase consideration of $33,998 was allocated to the acquired assets and liabilities assumed, including identifiable intangible assets, based on their estimated fair values at the acquisition date. The allocation of the purchase consideration was as follows:

Cash	$1,896
Commissions receivable	15,543
Office equipment	900
Customer lists	27,404
Accounts payable and accrued expenses	(11,745)

$33,998

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

Marquest

On October 22, 2007, the Company (then operating as Webdigs, LLC) acquired all issued and outstanding shares of Marquest for $64,000 by issuing 64,000 member units valued at $1.00 per unit. The 64,000 units were converted into 260,920 shares on October 24, 2007 in connection with the reverse merger. The Company also incurred acquisition costs of $560. Additionally, in connection with the acquisition of Marquest, the former owner of Marquest (a current shareholder of the Company) indemnified the Company of a certain prior debt obligation of Marquest totaling approximately $78,000 which was set forth in the purchase agreement. This debt has not been recorded by the Company in accounting for this acquisition as the Company believes the satisfaction of this debt will be settled by the former parties.

The total purchase consideration of $64,560 was allocated to the acquired assets and liabilities assumed, including identifiable intangible assets, based on their estimated fair values at the acquisition date. The allocation of the purchase consideration was as follows:

Cash	$8,153
Commissions receivable	3,000
Prepaid expenses	10,355
Office equipment	38,905
Deferred tax assets, net	11,000
Valuation allowance	(11,000)
Customer lists	130,859
Accounts payable	(49,281)
Accrued expenses	(32,032)
Capital lease obligation	(45,399)

$64,560

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

The following unaudited pro forma consolidated results of operations of the Company assume that the acquisition of HEA and Marquest occurred as of May 1, 2007:

	Webdigs, Inc.	HEA	Marquest	Total

Net revenues	$6,400	$143,269	$465,334	$615,003
Selling, general and administrative expense	(538,699)	(185,541)	(530,212)	(1,254,452)

Operating (loss)	(532,299)	(42,272)	(64,878)	(639,449)
Interest expense	-	(266)	(7,489)	(7,755)

Net loss before income taxes	(532,299)	(42,538)	(72,367)	(647,204)

Income tax provision	-	-	-	-

Net loss	$(532,299)	$(4,538)	$(72,367)	$(647,204)
Loss per common share - basic and diluted	$(0.06)	$(0.00)	$(0.01)	$(0.07)

Weighted average common shares outstanding - basic and diluted	9,359,494	9,359,494	9,359,494	9,359,494

The unaudited pro forma amounts represent the historical operating results of the entities acquired from HEA and Marquest with appropriate adjustments that give effect to depreciation and amortization and interest expense. The pro forma amounts are not necessarily indicative of the operating results that would have occurred in HEA and Marquest had they been in operation by Webdigs during the periods presented. In addition, the pro forma amounts do not reflect potential cost savings related to full optimization and the redundant effect of selling, general and administrative expense.

4	RELATED PARTY TRANSACTIONS

Accounts Payable – Minority Stockholder

The Company’s principal advertising agency/website developer was owed $274,413 at October 31, 2007. The two principals of this advertising company also are minority stockholders in the Company – holding approximately 3% of the Company’s outstanding shares at October 31, 2007. For the period from inception (May 1, 2007) to October 31, 2007, the Company incurred $586,912 in services and rent from this related party.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

Included in the $586,912 is $6,000 in office rent expense for the Company from inception (May 1, 2007) to October 31, 2007. The Company informally rents office space for its headquarters and real estate operation in Minneapolis from the related party on a month to month basis. Beginning in March 2008, due to increased space requirements, the Company has agreed to pay a monthly rent of $3,500 for dedicated office space.

Due to Officer

As of October 31, 2007, the Company was indebted to its CEO/President in the amount of $17,601 for business expenses that he had paid on the Company’s behalf. The indebtedness is due on demand and is non-interest bearing.

5	OFFICE EQUIPMENT AND FIXTURES

Office equipment and fixtures consists of the following at October 31, 2007:

Office equipment and fixtures	$57,191
Less accumulated depreciation	(1,492)

Office equipment and fixtures, net	$55,699

Depreciation expense amounted to $1,492 for the period from inception (May 1, 2007) to October 31, 2007. Office equipment and fixtures held under a capital lease, included above, had a total cost of $28,011 and no accumulated depreciation as it was leased near the end of the period.

6	INTANGIBLE ASSETS

Intangible assets consist of the following at October 31, 2007:

Website development	$413,516
Customer lists	158,263
571,779
Less accumulated amortization	(14,911)

Intangible assets, net	$556,868

Amortization expense amounted to $14,911 for the period from inception (May 1, 2007) to October 31, 2007.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

The estimated remaining amortization expense is as follows:

Years ending October 31,

2008	$195,164
2009	191,735
2010	169,969

$556,868

The future amortization expense is an estimate. Actual amounts may change from such estimated amounts due to additional intangible asset acquisitions, potential impairments, accelerated amortization or other events.

7	CAPITAL LEASE

The Company, through its acquisition of Marquest, assumed a capital lease obligation on two copiers. Under this agreement, the Company is required to make monthly payments of $1,063 through February 2012 with interest at 9.25%.

Future minimum lease payments including interest required under this lease are as follows:

Years ending October 31,

2008	$12,756
2009	12,756
2010	12,756
2011	12,756
2012	4,252

Total	55,276
Less: amount representing interest	(9,877)
Net capital lease obligation	45,399
Less: current portion	(8,929)

Long-term obligations under capital lease	$36,470

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

8	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company conducts a portion of its Marquest mortgage operations in a leased facility under a non-cancelable operating lease expiring August 2009. In addition to base rent, the Company is obligated for its share of insurance, taxes, and common area expenses. Monthly base rent expense, including related insurance, and common area expenses is $5,546 per month in its Bloomington, Minnesota office. The Company also leases space in Naples, Florida for the Florida regional office. This non-cancelable lease expires May 2009. Monthly base rent in Naples is $1,774 per month. The Company assumed these lease obligations with its acquisition of Marquest. Rent expense was $2,415 for the period from inception (May 1, 2007) to October 31, 2007.

The Company also leases office equipment under operating leases which expire at various dates through 2009. Total base monthly lease payments for these operating leases are $1,878. For the period from inception (May 1, 2007) to October 31, 2007, total equipment and furniture lease payments totaled $657.

Additionally, the Company leases office space at its Minneapolis, Minnesota location on a month-to-month basis as noted in Note 3.

Future minimum lease payments

The future minimum lease payments under the Company’s noncancelable operating leases are as follows:

Years ending October 31,

2008	$102,524
2009	77,967

Total	$180,491

9	EMPLOYEE BENEFIT PLAN

One of the Company’s mortgage subsidiaries sponsors a 401(k) retirement plan covering all employees meeting certain eligibility requirements, such as age and term of employment. Under the plan, eligible employees may elect to defer a percentage of their salary, subject to Internal Revenue Service limits. The Company contributions are voluntary and at the discretion of the Board of Directors. No contributions were made during the period from inception (May 1, 2007) to October 31, 2007.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

10	INCOME TAXES

On October 24, 2007, the Company entered into a reverse merger transaction with Select Video, Inc. and its subsidiary, Select Video Acquisition, LLC, thereby becoming a C-Corporation for income tax purposes. Prior to the merger, net income and loss of Webdigs, LLC was passed through and reported on the tax returns of the members of the LLC, therefore, there was no tax provision recorded for the period from inception (May 1, 2007) to October 23, 2007. Subsequent to the merger on October 24, 2007, the Company is following the income tax accounting guidance of FAS 109. Also, in connection with the merger, the Company recorded net deferred tax assets of $32,000 due to a change in tax status and a valuation allowance of $32,000 because realization of these net deferred tax assets are not reasonably assured.

The provision (benefit) for income taxes consists of the following for the period from October 24, 2007 (merger date and change in tax status) to October 31, 2007:

Current	$-
Deferred	(8,000)

(8,000)
Establishment of the net deferred tax asset as of October 24, 2007 due to the reverse merger and change in tax status	(32,000)

(40,000)

Valuation allowance	40,000

Provision for income taxes	$-

The provision for income taxes varies from the statutory rate applied to the total loss as follows for the period from inception (May 1, 2007) to October 31, 2007:

Amount

Federal income tax benefit at statutory rate (34%)	$(205,000)
State tax benefit, net of federal	(36,000)
Operating loss passed to LLC members prior to reverse merger (May 1, 2007 to October 23, 2007)	232,000
Non-deductible expenses	1,000
Establishment of net deferred tax asset due to tax status change	(32,000)
Current valuation allowance	40,000

Provision for income taxes	$-

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

Deferred income taxes, which result from the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes, consist of the following at October 31, 2007:

Deferred tax assets (liabilities):
Net operating loss carryforwards	$76,000
Accrued expenses	20,000
Depreciation	(5,000)
Amortization	(51,000)

Net deferred tax assets	40,000
Valuation allowance	(40,000)

Net deferred tax assets	$-

The Company has a total net operating loss carryforward of approximately $192,000 which expires through 2027. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences will become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company has recorded a full valuation allowance against its net deferred tax assets because it is not currently able to conclude that it is more likely than not that these assets will be realized. The amount of deferred tax assets considered to be realizable could be increased in the near term if estimates of future taxable income during the carryforward period are increased.

Under the Internal Revenue Code Section 382 (IRC 382), certain stock transactions which significantly change ownership, including the sale of stock to new investors, the exercise of options to purchase stock, or other transactions between shareholders could limit the amount of net operating loss carryforwards that may be utilized on an annual basis to offset taxable income in future periods. In October 2007, the Company acquired Marquest Financial, Inc. which had a net operating loss carryforward of $172,000. Due to the limitations of IRC 382, utilization of the loss is limited to $8,607 per year for the next 20 years expiring on 2027.

11	SHAREHOLDERS' EQUITY

At inception on May 1, 2007, the Company (then operating as Webdigs, LLC) issued member units equivalent to 4,403,020 shares to the Company’s founders for $10,500 in cash.

For the period from inception (May 1, 2007) to October 31, 2007, a portion of the CEO compensation was paid in stock. In total, 346,534 shares were issued with a fair value of $85,000.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

During the period from July 1, 2007 to October 23, 2007, the Company (then operating as Webdigs, LLC), sold Class A member units equivalent to 1,936,510 shares for a price of $0.2425 per share. The Company raised $475,000 in proceeds from this sale to accredited investors. The Company incurred issuance costs of $6,563. Preferred dividends of $5,857 were declared and paid to these members prior to their recharacterization to common stock at the time of the reverse merger on October 24, 2007.

On July 15, 2007, the Company (then operating as Webdigs, LLC), issued member units equivalent to 260,920 shares to acquire the outstanding member units in Home Equity Advisors, LLC at a valuation of $32,000.

On October 23, 2007, the Company (then operating as Webdigs, LLC), issued member units equivalent to 260,920 shares to acquire the outstanding common shares in Marquest Financial, LLC at a valuation of $64,000.

During the period from October 24, 2007 to October 31, 2007, the Company sold 300,000 shares to accredited investors for $75,000 ($0.25 per share) in cash proceeds.

Restricted Stock

For the period from inception (May 1, 2007) to October 31, 2007, the Company awarded 8,610,347 of time-based restricted stock (non-vested shares), respectively, to certain officers and employees of the Company. As a condition of the award, the officers and employees must be employed with the Company in order to continue to vest in their shares over a two year period. The fair value of the non-vested shares is equal to the fair market value on the date of grant and is amortized ratably over the vesting period.

The Company recorded $93,970 of compensation expense in the consolidated statement of operations related to vested shares (restricted stock) for the period from inception (May 1, 2007) to October 31, 2007.

A summary of the status of non-vested shares and changes as of October 31, 2007 is set forth below:

	Shares	Unearned Compensation

Outstanding, May 1, 2007	-	$-
Granted	8,610,347	463,360
Vested	(2,295,707)	(93,970)
Forfeited/canceled	(1,627,736)	(3,992)

Outstanding, October 31, 2007	4,686,904	$365,398

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

Shares awarded as unearned compensation are scheduled to vest over periods ending October 31 as follows:

	Shares	Amount

2008	2,311,225	$166,908
2009	2,375,679	198,490

	4,686,904	$365,398

12	SEGMENT FINANCIAL INFORMATION

The Company has two reporting segments that fall within two primary business groups: mortgage broker and online real estate broker.

The mortgage broker segment assists homeowners in refinancing their home mortgages and assists prospective home buyers in qualifying for a home mortgage and brokering the financing. Its principal market is the United States.

The online real estate broker segment offers a superior customer experience to a full service real estate broker. The main distinction offered by the Company’s real estate brokerage services is that of a flat fee structure for listing services and a graduated fee structure offering customers a rebate up to two-thirds of the Company’s broker commission for real estate buyers. This business segment operates as Webdigs, Inc. Its principal market is also the United States.

The corporate segment consists primarily of investments in office equipment, personnel and other operating expenses associated with the Company’s corporate offices in Minneapolis, and certain technology initiatives.

Selected financial information about the Company’s operations by segment for the period from inception (May 1, 2007) to October 31, 2007 is as follows:

	Online Real Estate Brokerage	Retail Mortgage Brokerage	Corporate and Other	Total

Net revenues	$6,400	$93,454	$-	$99,854
Operating loss	(305,220)	(70,267)	(227,229)	(602,716)
Depreciation and amortization	11,486	3,425	1,492	16,403
Assets	412,030	187,372	157,892	757,294
Capital expenditures and
website development costs	413,516	-	17,386	430,902

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
From Inception (May 1, 2007) To October 31, 2007

13	SUPPLEMENTAL CASH FLOW INFORMATION

Non-cash investing and financing activities:

Acquisition of HEA by issuing common stock valued at $32,000:
Fair value of assets acquired	$45,743
Liabilities assumed	(11,745)
Cash paid for acquisition costs	(1,998)
Shares issued for the acquisition	$32,000

Acquisition of Marquest by issuing common stock valued at $64,000:
Fair value of assets acquired	$191,272
Liabilities assumed	(126,712)
Cash paid for acquisition costs	(560)
Shares issued for the acquisition	$64,000

14	SUBSEQUENT EVENTS

During the period from November 1, 2007 to June 17, 2008 the Company sold 3,366,000 shares of unregistered common stock to accredited investors for $841,500 ($0.25 per share) in cash proceeds.

On May 7, 2008, the Company awarded stock options to each of its three outside directors. The grant total for all three directors is 600,000 shares with an exercise price of $0.25. The fair value of these option grants total $107,000 and will be amortized over the vesting period through October 24, 2009.

WEBDIGS, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	April 30, 2008	October 31, 2007
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$114,338	$113,280
Commissions and fees receivable	35,513	12,255
Prepaid expenses and deposits	12,586	19,192

Total current assets	162,437	144,727

Office equipment and fixtures, net	58,062	55,699

Intangible assets, net	459,287	556,868

Total assets	$679,786	$757,294

The accompanying notes are an integral part of the unaudited consolidated financial statements.

WEBDIGS, INC.

CONSOLIDATED BALANCE SHEETS (continued)
(Unaudited)

	April 30, 2008	October 31, 2007
	(Unaudited)	(Audited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Current portion of capital lease obligation	$9,350	$8,929
Accounts payable	277,497	98,581
Accounts payable - minority stockholder	340,426	274,413
Due to officer	-	17,601
Accrued expenses	54,729	73,085

Total current liabilities	682,002	472,609

Long term liabilities:
Capital lease obligation, less current portion	31,687	36,470

Total long term liabilities	31,687	36,470

Total liabilities	713,689	509,079

Stockholders' equity (deficit):
Common stock - $.001 par value; 125,000,000 shares authorized as common stock and an additional 125,000,000 shares designated as either common or preferred stock; 21,748,840 and 18,442,840 common shares issued and outstanding at April 30, 2008 and October 31, 2007, respectively	21,749	18,443
Additional paid-in capital	1,739,135	832,488
Accumulated deficit	(1,794,787)	(602,716)

Total stockholders' equity (deficit)	(33,903)	248,215

Total liabilities and stockholders' equity (deficit)	$679,786	$757,294

The accompanying notes are an integral part of the unaudited consolidated financial statements.

WEBDIGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months	Six Months
	Ended	Ended
	April 30, 2008	April 30, 2008
Revenue:
Gross revenue	$371,308	$565,964
Less: customer rebates and third-party agent commissions	(41,329)	(66,603)

Net revenues	329,979	499,361

Operating expenses:
Selling	775,536	1,345,720
General and administrative	180,852	341,158

Total operating expenses	956,388	1,686,878

Operating loss	(626,409)	(1,187,517)

Interest expense	(2,344)	(4,554)

Net loss before income taxes	(628,753)	(1,192,071)

Income tax provision	-	-

Net loss	$(628,753)	$(1,192,071)

Net loss per common share - basic and diluted	$(0.03)	$(0.06)

Weighted average common shares outstanding - basic and diluted	20,984,507	20,131,891

The accompanying notes are an integral part of the unaudited consolidated financial statements.

WEBDIGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Six Months
Ended
April 30, 2008
Cash flows from operating activities:
Net loss	$(1,192,071)
Adjustments to reconcile net income to net cash flows used in operating activities:
Depreciation	15,586
Amortization	97,581
Loss on disposal of fixed assets	267
Share based compensation	83,453
Changes in operating assets and liabilities:
Commissons and fees receivable	(23,258)
Prepaid expenses and deposits	6,606
Accounts payable	178,916
Accounts payable - minority stockholder	66,013
Accrued expenses	(18,356)

Net cash flows used in operating activities	(785,263)

Cash flows from investing activities:
Purchases of computer equipment	(18,216)

Net cash flows used in investing activities	(18,216)

Cash flows from financing activities:
Issuance of common stock	826,500
Principal payments on capital lease obligation	(4,362)
Decrease in due to officer	(17,601)

Net cash flows provided by financing activities	804,537

Net increase in cash and cash equivalents	1,058

Cash and cash equivalents, beginning of year	113,280

Cash and cash equivalents, end of year	$114,338

The accompanying notes are an integral part of the unaudited consolidated financial statements.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For The Six Months Ended April 30, 2008

1	BASIS OF PRESENTATION

The accompanying unaudited consolidated financial information has been prepared by Webdigs, Inc. (the “Company”) in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (SEC). Accordingly, it does not include all of the information and notes required by accounting principles generally accepted in the Untied States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of this financial information have been included. Financial results for the interim period presented are not necessarily indicative of the results that may be expected for the fiscal year as a whole or any other interim period. This financial information should be read in conjunction with the consolidated financial statements and notes for the period from inception (May 1, 2007) to October 31, 2007.

2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Webdigs, Inc. (“the Company”) was incorporated on May 25, 1994 under the name of Select Video, Inc. The Company changed to its current name on October 23, 2007. Select Video, Inc. was an inactive shell from February 29, 2000 to October 24, 2007 when they entered into a Share Exchange and Acquisition Agreement whereby it agreed to issue 15,818,251 shares of its common stock to its subsidiary Select Video Acquisition, LLC which in-turn used those shares to acquire all of the outstanding units of Webdigs, LLC, a private company organized in the state of Minnesota resulting in Webdigs, LLC as the surviving entity. Webdigs, LLC, based in Minneapolis, MN, was organized on May 1, 2007 and consists of two strategic operating segments; (1) mortgage broker, assisting homeowners in refinancing their home mortgages and assisting new home buyers in qualifying for home mortgages and brokering the financing, (2) online real estate broker, offering the same customer experience as a full service broker utilizing a flat fee structure for listing services to their selling customers and a graduated fee structure for their buying customers by rebating two-thirds of its broker commissions. The mortgage broker segment operates under the names of Home Equity Advisors, LLC (HEA) and Marquest Financial, Inc. (Marquest). The online real estate broker segment operates as Webdigs, LLC.

Upon completion of the transaction on October 24, 2007, Webdigs, LLC became a wholly owned subsidiary of Webdigs, Inc. Since the transaction resulted in the existing members of Webdigs, LLC acquiring control of Webdigs, Inc., for financial statement purposes, the merger has been accounted for as a recapitalization of Webdigs, Inc. (a reverse merger with Webdigs, LLC as the accounting acquirer).

The operations of Webdigs, LLC are the only continuing operations of the Company. In accounting for this transaction, Webdigs, LLC was deemed to be the purchaser and parent company for financial reporting purposes. Accordingly, its net assets were included in the consolidated balance sheet at their historical value. The accompanying consolidated financial statements as of April 30, 2008 and October 31, 2007 present the historical financial information of Webdigs, LLC. The outstanding member units of Webdigs, LLC from May 1, 2007 to October 24, 2007 have been restated to reflect the shares issued upon the reorganization. Since Webdigs, LLC began their operations on May 1, 2007, there is no comparative information for the six months ended April 30, 2007.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For The Six Months Ended April 30, 2008

Consolidation Policies

The consolidated financial statements for the three and six month periods ended April 30, 2008 include the accounts of Webdigs, Inc. and its wholly-owned subsidiary, Webdigs, LLC, which has Marquest Financial, Inc., Home Equity Advisors, LLC, and Credit Garage, Inc. as wholly-owned subsidiaries, collectively the Company. All significant intercompany accounts and transactions have been eliminated in the consolidation.

Segment Information

SFAS No. 131 Disclosure About Segments of an Enterprise and Related Information defines operating segments as components of a company about which separate financial information is evaluated regularly by the chief decision maker in deciding how to allocate resources and assess performance. The Company has identified two operating segments: mortgage brokerage and online real estate brokerage.

Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Subsequent to the reverse merger on October 24, 2007, the Company accounts for income taxes in accordance with SFAS No. 109, as clarified by FIN No. 48, which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred tax assets and liabilities arise from the difference between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. Deferred tax amounts are determined using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change in deferred tax assets and liabilities during the period. The Company has recorded a full evaluation allowance for its net deferred tax assets as of April 30, 2008 because realization of those assets is not reasonably assured.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For The Six Months Ended April 30, 2008

3	GOING CONCERN

The Company has incurred significant operating losses for the six-month period ended April 30, 2008. At April 30, 2008, the Company reports a negative working capital position of $519,565, accumulated deficit of $1,794,787 and a stockholders’ deficit of $33,903. It is management’s opinion that these facts raise substantial doubt about the Company’s ability to continue as a going concern without additional debt or equity financing.

In order to meet its working capital needs through the next twelve months, the Company plans to seek additional financing, which could involve the issuance of equity, debt and/or equity-linked securities. The Company is also looking to reduce operating expenditures and increase revenues through its existing customer base and website traffic.

4	RELATED PARTY TRANSACTIONS

Accounts Payable – Minority Stockholder

The Company’s principal advertising agency/website developer was owed $340,426 at April 30, 2008 and $274,413 at October 31, 2007. The two principals of the website developer also are minority stockholders in the Company - holding approximately 3% of the Company’s outstanding shares at April 30, 2008. For the six months ended April 30, 2008, the Company incurred $396,894 in services from this minority stockholder.

Included in the $396,894 is $15,000 in office rent expense for the Company for the six-month period ended April 30, 2008. There is no ongoing commitment from the Company or the related party regarding rental office space for which the Company currently pays a market rate rent of $3,500 per month.

Due to Officer

As of October 31, 2007, the Company was indebted to its CEO/President in the amount of $17,601 for business expenses that he had paid on the Company’s behalf. This amount was repaid during the six months ended April 30, 2008.

5	SHAREHOLDERS' EQUITY

During the period from November 1, 2007 to January 31, 2008, the Company sold 1,076,000 shares to accredited investors for $269,000 ($0.25 per share) in cash proceeds.

During the period from February 1, 2008 to April 30, 2008, the Company sold 2,230,000 shares to accredited investors for $557,500 ($0.25 per share) in cash proceeds.

Restricted Stock

For the period from inception (May 1, 2007) to October 31, 2007, the Company awarded 8,610,347 of time-based restricted stock (non-vested shares), respectively, to certain officers and employees of the Company. As a condition of the award, the officers and employees must be employed with the Company in order to continue to vest in their shares over a two year period. The fair value of the non-vested shares is equal to the fair market value on the date of grant and is amortized ratably over the vesting period. No additional awards were made during the six months ended April 30, 2008.

The Company recorded $83,453 of compensation expense in the consolidated statement of operations related to vested shares (restricted stock) for the six months ended April 30, 2008.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For The Six Months Ended April 30, 2008

A summary of the status of non-vested shares and changes as of April 30, 2008 is set forth below:

	Restricted	Unearned
	Shares	Compensation

Outstanding, May 1, 2007	-	$-
Granted	8,610,347	463,360
Vested	(2,295,707)	(93,970)
Forfeited/canceled	(1,627,736)	(3,992)

Outstanding, October 31, 2007	4,686,904	365,398
Granted	-	-
Vested from November 1, 2007 to January 31, 2008	(577,806)	(41,727)
Vested from February 1, 2008 to April 30, 2008	(577,806)	(41,726)

Outstanding, April 30, 2008	3,531,292	$281,945

Shares awarded as unearned compensation are scheduled to vest over periods ending October 31 as follows:

	Shares	Amount

2008 - remaining	1,155,613	$83,455
2009	2,375,679	198,490

	3,531,292	$281,945

6	SEGMENT FINANCIAL INFORMATION

The Company has two reporting segments that fall within two primary business groups: mortgage broker and online real estate broker.

The mortgage broker segment assists homeowners in refinancing their home mortgages and assists prospective home buyers in qualifying for a home mortgage and brokering the financing. This business segment operates as Marquest and HEA. Its principal market is the United States.

The online real estate broker segment offers a superior customer experience to a full service real estate broker. The main distinction offered by the Company’s real estate brokerage services is that of a flat fee structure for listing services and a graduated fee structure offering customers a rebate up to two-thirds of the Company’s broker commission for real estate buyers. This business segment operates as Webdigs, Inc. Its principal market is also the United States.

WEBDIGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For The Six Months Ended April 30, 2008

The corporate segment consists primarily of investments in fixed assets, personnel and other operating expenses associated with the Company’s corporate offices in Minneapolis, and certain technology initiatives.

Selected financial information about the Company’s operations by segment for the six month period ended April 30, 2008 is as follows:

	Online	Retail
	Real Estate	Mortgage	Corporate
	Brokerage	Brokerage	and Other	Total

Net revenues	$65,333	$434,028	$-	$499,361
Operating loss	(845,088)	(79,902)	(262,527)	(1,187,517)
Interest expense	-	4,512	42	4,554
Depreciation and amortization	73,392	39,775	-	113,167
Assets	371,130	194,318	114,338	679,786
Capital expenditures and website development costs	15,938	2,278	-	18,216

Selected financial information about the Company’s operations by segment for the three month period ended April 30, 2008 is as follows:

	Online	Retail
	Real Estate	Mortgage	Corporate
	Brokerage	Brokerage	and Other	Total

Net revenues	$46,237	$283,742	$-	$329,979
Operating loss	(458,926)	(13,930)	(153,553)	(626,409)
Interest expense	-	2,302	42	2,344
Depreciation and amortization	37,099	19,924	-	57,023

7	SUBSEQUENT EVENTS

During the period from May 1, 2008 to June 17, 2008 the Company sold 60,000 shares of unregistered common stock to accredited investors for $15,000 ($0.25 per share) in cash proceeds.

On May 7, 2008, the Company awarded stock options to each of its three outside directors for board service. The grant total for all three directors is 600,000 shares with an exercise price of $0.25. The fair value of these option grants total $107,000 and will be amortized on a straight - line basis over the vesting period through October 24, 2009.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

List of Financial Statements

(a) Consolidated financial statements of Webdigs, Inc. from inception (May 1, 2007) to October 31, 2007, including Report of Independent Registered Public Accounting Firm

(b) Consolidated financial statements of Webdigs, Inc. for the three and six months ended April 30, 2008 (unaudited)

(c) Financial statements of Home Equity Advisors, LLC from inception (September 18, 2006) to December 31, 2006 (filed as Exhibit 99.1 to this Form 10)

(d) Financial statements of Marquest Financial, Inc. for the fiscal years ended December 31, 2006 and 2005 (filed as Exhibit 99.2 to this Form 10)

Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization.*

2.2	Stock Purchase Agreement with Home Equity Advisors, LLC.*

2.3	Stock Purchase Agreement with Marquest Financial, Inc.*

3.1	Amended and Restated Certificate of Incorporation of Webdigs, Inc. (originally submitted and filed under the Company’s prior name, “Select Video, Inc.”)*

3.2
Amendment to Amended and Restated Certificate of Incorporation of Webdigs, Inc. (originally submitted and filed under the Company’s prior name, “Select Video, Inc.”) (filed with the Minnesota Secretary of State on October 23, 2007)*

3.3	Bylaws of Webdigs, Inc.*

4	Form of Specimen Stock Certificate.*

10.1	Webdigs, Inc. Restricted Stock Plan.*

10.2	Form of Webdigs, LLC Member Services Agreements.*

10.3	Member Services Agreement with Robert A. Buntz, Jr., dated May 1, 2007. **

10.4	Member Services Agreement with Thomas Meckey, dated October 22, 2007. **

10.5	Member Services Agreement with Edward Wicker, dated October 22, 2007. **

21	Subsidiaries of Webdigs, Inc. **

99.1	Financial statements of Home Equity Advisors, LLC from inception (September 18, 2006) to December 31, 2006 .*

99.2	Financial statements of Marquest Financial, Inc. for the fiscal years ended December 31, 2006 and 2005.*

99.3	Financial statements of Home Equity Advisors, LLC from January 1, 2007 to June 30, 2007.**

99.4	Financial statements of Marquest Financial, Inc. from Junuary 1, 2007 to September 30, 2007 **

*	Exhibits are incorporated by reference to the corresponding exhibit number filed as part of the registrant's original registation statement on Form 10, filed on June 20, 2008.

**	Exhibits are incorporated by reference to the corresponding exhibit number filed as part of Amendment No. 1 to the registrants registration statement on Form 10, filed on July 31, 2008.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Exchange Act of 1934, with respect to our common stock. Upon the effectiveness of the registration statement (generally, 60 days after filing with the SEC), we will become subject to the reporting and information requirements of the Securities Exchange Act of 1934, and, as a result, we will thereupon be required to file periodic and current reports, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Webdigs, Inc.

Date: October 8, 2008	/s/ Robert A. Buntz, Jr.
By: Robert A. Buntz, Jr.
Chief Executive Officer and President